Exhibit 10.8

CREDIT AND SECURITY AGREEMENT

among

MORGAN’S FOODS, INC.

as Borrower

and

FORTRESS CREDIT CORP.

as Lender

U.S. $7,500,000

Dated as of December 9, 2011

Credit and Security Agreement

TABLE OF CONTENTS

Credit and Security Agreement
i

Credit and Security Agreement

ARTICLE VIII
[INTENTIONALLY OMITTED]

ARTICLE IX RESERVES

Section 9.01.	Remodel Reserve	61

ARTICLE X
ASSIGNMENTS AND PARTICIPATIONS

Section 10.01.	Assignments and Participations	64

ARTICLE XI
INDEMNIFICATION

Section 11.01.	Indemnification	66

Section 11.02.	Procedure; Notification	67

ARTICLE XII
MISCELLANEOUS

Section 12.01.	Amendments, Actions Under This Agreement, etc	67

Section 12.02.	Notices, etc	68

Section 12.03.	No Waiver; Remedies	68

Section 12.04.	Costs and Expenses	68

Section 12.05.	Right of Set-off	69

Section 12.06.	Severability	69

Section 12.07.	Binding Effect	69

Section 12.08.	Governing Law	69

Section 12.09.	Execution in Counterparts	69

Section 12.10.	Consent to Jurisdiction	69

Section 12.11.	Waiver of Jury Trial	70

Section 12.12.	Confidentiality	71

Section 12.13.	Patriot Act Notice	71

Credit and Security Agreement

Section 12.14.	Registration	72

Exhibits and Schedules

Exhibit A - [Intentionally Omitted]
Exhibit B - [Intentionally Omitted] Exhibit C-Form of Note
Exhibit D - Form of Pledge Agreement Exhibit E-[Intentionally Omitted]
Exhibit F - [Intentionally Omitted]
Exhibit G - [Intentionally Omitted]
Exhibit H - [Intentionally Omitted]
Exhibit I - Form of Subsidiaries Pledge and Security Agreement Exhibit J-Form of Section 5.03(d) Compliance Certificate
Exhibit K - [Intentionally Omitted]
Exhibit L-    [Intentionally Omitted]
Exhibit M - [Intentionally Omitted] Exhibit N-Form of Security Amendment Exhibit O-[Intentionally Omitted] Exhibit P-Form of Solvency Certificate
Exhibit - Form of Borrower Proxy Agreement
Exhibit R - Form of Account Control Agreement

Schedule 1 - Non-Operating Properties and Properties To Be Relocated
Schedule 2 - Franchise Agreements
Schedule 3 - Copyrights, Trademarks and Patents
Schedule 4 - [Intentionally omitted] Schedule 5-Closing Statement
Schedule 6 - Litigation and Contingent Obligations
Schedule 7 - Borrower Corporate Information
Schedule 8 - Borrower and Subsidiaries Organizational Structure and Equity Interests
Schedule 9 - Joint Ventures and Partnerships Schedule 10-Indebtedness and Liens
Schedule 11 - Environmental Matters
Schedule 12 - Affiliate Transactions
Schedule 13 - Labor Matters
Schedule 14 - [Intentionally omitted] Schedule 15-Real Property and Leases
Schedule 16 - Deposit Accounts and Securities Accounts
Schedule 17- Material Contracts
Schedule 18 - Financial Statements
Schedule 19 - Collateral Locations
Schedule 20 - Scheduled Work
Schedule 21 - Commercial Tort Claims Schedule 22-[Intentionally Omitted]
Schedule 23 - Letter-of-Credit Rights, Chattel Paper and Equipment

Credit and Security Agreement

CREDIT AND SECURITY AGREEMENT

THIS CREDIT AND SECURITY AGREEMENT dated as of December 9, 2011 (this “Agreement”), is entered into between MORGAN’S FOODS, INC., an Ohio corporation (the “Borrower”), and FORTRESS CREDIT CORP., a Delaware corporation (the “Lender”). Borrower and Lender agree as follows:

RECITALS

WHEREAS, the Borrower has requested, and the Lender has agreed to make available to the Borrower a term loan, upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Borrower intends to use the proceeds of the term loan made by the Lender to it under this Agreement (a) to refinance existing debt, (b) to fund certain re-image upgrades to certain restaurants leased and/or owned by Borrower and/or certain of its Subsidiaries, (c) to fund the Remodel Reserve (as defined hereinafter), and (d) to fund certain fees and expenses associated with and incurred with respect to the funding of the term loan to be made hereunder, with any excess proceeds to be used by Borrower for working capital and general corporate purposes; and

WHEREAS, as an inducement for Lender to provide the term loan to the Borrower under this Agreement, Lender requires Borrower and certain of its Subsidiaries to secure all of their respective Obligations (as defined hereinafter) under the Loan Documents (as defined hereinafter) by granting to the Lender, a security interest in and lien upon all of their respective Property (as hereinafter defined).

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

Section 1.01. Certain Defined Terms. Capitalized terms used herein and not otherwise defined herein (including the recitals and preamble above) shall have the following meanings (such meanings to be qually applicable to both the singular and the plural forms of the terms defined):

“Account Control Agreement” means that certain Blocked Account Control Agreement among Borrower, Lender and U.S. Bank National Association dated of even date herewith relating to the Borrower’s Operating Account.

“Accounts” has the meaning set forth in Article 9 of the UCC.

“Additional Financing Costs” means interest, fees, costs, indemnities, additional amounts payable under Section 2.06, taxes payable under Section 2.09, costs and expenses and similar amounts that are required to be paid (or reimbursed) by (or an obligation to pay which has been incurred by) the Borrower under the Loan Documents, except interest payable under this Agreement pursuant to Section 2.04.

Credit and Security Agreement

“Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. For purposes of this definition, a Person shall be deemed to be “controlled by” another Person if such other Person possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of voting stock (or other ownership interest), by contract or otherwise, and “Affiliated” has a correlative meaning to Affiliate.

“Applicable Percentage” has the meaning set forth in Section 2.05(c) hereof.

“Asset Sale” means any transaction, or series of related transactions, pursuant to which any Person or any of its Subsidiaries sells, assigns, transfers, conveys, leases or subleases, licenses or otherwise disposes of any property or assets (whether now owned or hereafter acquired) to any other Person, in each case, whether or not the consideration therefor consists of cash, securities or other assets owned by the acquiring Person.

“Assigned Contracts” means, collectively, all of the Borrower’s rights and remedies under, and all moneys and claims for money due or to become due to the Borrower under any Material Contracts, and any and all amendments, supplements, extensions, and renewals thereof including all rights and claims of the Borrower now or hereafter existing: (a) under any insurance, indemnities, warranties, and guarantees provided for or arising out of or in connection with any of the foregoing agreements; (b) for any damages arising out of or for breach or default under or in connection with any of the foregoing contracts; (c) to all other amounts from time to time paid or payable under or in connection with any of the foregoing agreements; or (d) to exercise or enforce any and all covenants, remedies, powers and privileges thereunder.

“Assignee” has the meaning set forth in Section 10.01(b) .

“Authorized Officer” means the Chief Executive Officer, Chief Operating Officer or Chief Financial Officer of the Borrower.

“Bankruptcy Code” means the bankruptcy code of the United States of America codified in Title 11 of the United States Code.

“Benefit Plan” means any Plan (other than a Multiemployer Plan) subject to the provisions of Section 412 of the Internal Revenue Code or Section 302 of ERISA and in respect of which Borrower or any ERISA Affiliate is, or within the immediately preceding five (5) years was an “employer” as defined in Section 3(5) of ERISA.

“Board of Directors” means the board of directors (or comparable managers) of Parent or any committee thereof duly authorized to act on behalf of the board of directors (or comparable managers).

“Borrower” has the meaning set forth in the preamble to this Agreement.

Credit and Security Agreement

“Borrower’s Operating Account” means the account no. 573873536 of Borrower maintained at U.S. Bank National Association.

“Borrower Pledged Collateral” has the meaning set forth in Section 7.01  .

“Borrower Pledged IP Interests” means the Trademarks and Copyrights of the Borrower, subject to Permitted Liens.

“Borrower Proxy Agreement” means that certain Irrevocable Proxy Agreement among the Borrower, Morgan’s Properties and the Lender substantially in the form of Exhibit Q.

“Borrower-Related Law” means any Law relating to the Borrower, its business, its properties, any Pledged Collateral, any Loan Documents or any other Transaction Documents to which it is at any time a party and/or its execution, delivery and/or performance of any such Loan Documents or any other Transaction Documents.

“Borrowing” means the borrowing of the Loan.

“Business Day” means any day of the year except Saturday, Sunday and any day on which banks are required or authorized by law to close in New York City.

“Capital Expenditures” means, with respect to any Person for any period, the aggregate of all expenditures by such Person and its Subsidiaries during such period that are expenditures for capital improvements, furnishings, fixtures and equipment (whether paid in cash or property or accrued as liabilities) made by Borrower that, in conformity with GAAP, are required to be included in the property, plant, or equipment, or similar fixed asset account or otherwise capitalized.

“Capital Lease” means a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

“Capital Stock” means, with respect to any Person, any shares of common or preferred stock, any other equity securities, any limited liability company interests, membership interests or units, any general or limited partnership interests or other equivalents of such Person, regardless of class or designation, and all warrants, options, purchase rights, conversion or exchange rights, voting rights, calls or claims of any character with respect thereto.

“Cash Interest Expense” means, for any period, the Interest Expense that is required to be paid in cash during such period.

“Change in Control” means the occurrence of any of the following events without the prior written consent of Lender: (i) a majority of the members of the Board of Directors do not constitute Continuing Directors or (ii) any sale, transfer, pledge, or encumbrance of the direct ownership or beneficial interest in any Subsidiary of Borrower, or any profits or proceeds of any such ownership interest. Any consent by Lender, if granted, may be subject to satisfaction of such conditions as Lender may specify. The erm “Change in Control” shall also include the creation or issuance of new stock, membership interests, partnership interests or other ownership or beneficial interests in any Subsidiary of Borrower.

Credit and Security Agreement

“Chattel Paper” has the meaning set forth in Article 9 of the UCC. “Claim” has the meaning specified in Section 11.01(a) .

“Closing Date” has the meaning specified in Section 3.01  .

“Closing Material Adverse Effect” has the meaning set forth in Section 3.01(j) .

“Commercial Tort Claims” has the meaning set forth in Article 9 to the UCC.

“Common Units” means all of the common equity of the Borrower, represented by stock units.

“Consolidated EBITDA” means, with respect to any Person for any period, (i) the Consolidated Net Income of such Person and its Subsidiaries for such period, plus (ii) without duplication, the sum of all or a portion of the following amounts of such Person and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, in each case to the extent deducted in determining Consolidated Net Income of such Person for such period: (a) Consolidated Net Interest Expense, (b) income tax expense, (c) depreciation expense, and (iv) amortization expense.

“Consolidated Debt” means, for any period, with respect to any Person, all Debt of such Person and its Subsidiaries determined on a consolidated basis in accordance with GAAP, and, in any event, shall include, but not be limited to, the Loan.

“Consolidated Net Income” means, for any period, with respect to any Person, the net income (loss) of such Person and its Subsidiaries for such period, determined on a consolidated basis and in accordance with GAAP, but excluding from the determination of Consolidated Net Income (without duplication) (i) any extraordinary or non-recurring (a) gains or (b) non-cash losses (and including in any event any non-cash losses from Asset Sales), (ii) non-cash restructuring charges, and (iii) the net income (if positive) of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary to such Person or to any other Subsidiary of such Person is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Subsidiary (excluding general restrictions under applicable law on the making of distributions based on solvency, surplus and similar applicable legal restrictions).

“Consolidated Net Interest Expense” means, for any period, as determined with respect to any Person and its Subsidiaries in accordance with GAAP, the amount equal to: (i) total Interest Expense of such Persons on a consolidated basis for such period, whether paid or accrued (including the interest component of any Capitalized Lease for such period), and in any event, including, without limitation, (a) all bank fees, commissions, discounts and other fees and charges owed with respect to letters of credit, (b) interest payable by addition to principal or in the form of property other than cash and any other interest expense not payable in cash, minus (ii) any net payments received by such Person and its Subsidiaries on a consolidated basis during such period as interest income received in respect of its investments in cash.

Credit and Security Agreement

“Contingent Obligation” of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including, without limitation, any comfort letter, operating agreement, take or pay contract or the obligations of any such Person as general partner of a partnership with respect to the liabilities of the partnership.

“Continuing Director” means (a) any member of the Board of Directors who was a director (or comparable manager) of Borrower on the Closing Date, and (b) any individual who becomes a member of the Board of Directors after the Closing Date if such individual was appointed or nominated for election to the Board of Directors by a majority of the Continuing Directors or Permitted Holders, but excluding any such individual originally proposed for election in opposition to the Board of Directors in office at the Closing Date in an actual or threatened election contest relating to the election of the directors (or comparable managers) of Borrower and whose initial assumption of office resulted from such contest or the settlement thereof.

“Copyrights” means, with respect to any Person, all of such Person’s right, title, and interest in and to the following: (a) all copyrights, rights and interests in copyrights, works protectable by copyright, copyright registrations, applications to register copyrights, (b) all renewals of any of the foregoing; (c) all income, royalties, damages, and payments now or hereafter due and/or payable under any of the foregoing, including, without limitation, damages or payments for past or future infringements for any of the foregoing; (d) the right to sue for past, present, and future infringements of any of the foregoing; and (e) all rights corresponding to any of the foregoing throughout the world.

“Credit Agreement Indemnified Parties” means the Lender and its Affiliates, officers, directors, managers, members, general partners, clients and managed accounts, employees, agents or advisors (including investment advisors) (in the case of individuals, in their respective capacities as such officers, directors, managers, members, general partners, clients, employees, agents and advisors).

“DBMFI” means DBMFI LLC, a Delaware limited liability company. “DBMFI Sale-Leaseback” has the meaning set forth in Section 3.01(k) .

Credit and Security Agreement

“Debt” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all Obligations of such Person for the deferred purchase price of property or services (other than accounts payable arising in the ordinary course of such Person’s business payable on terms customary in the applicable trade and in respect of which no material amount is more than sixty (60) days past due), (c) all Obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all Obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (whether or not the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (f) all Obligations, contingent or otherwise, of such Person under banker’s acceptance, letters of credit or similar instruments, (g) all Obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any partnership or membership or other equity interests of such Person, (h) all other financial Obligations of such Person under any contract or other agreement to which such Person is a party (other than accounts payable arising in the ordinary course of such Person’s business payable on terms customary in the applicable trade and in respect of which no amount is more than sixty (60) days past due), (i) all Debt of other Persons referred to in clauses (a) through (h) above guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (i) to pay or purchase such Debt or to advance or supply funds for the payment or purchase of such Debt, (ii) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Debt or to assure the holder of such Debt against loss, (iii) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (iv) to otherwise assure a creditor against loss, and (j) all Debt referred to in clauses (a) through (i) above secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt.

“Debt Collection Date” means the first day after the Closing Date on which (a) the aggregate outstanding principal amount of the Loan, together with all interest accrued thereon but not yet capitalized and added thereto, and (b) all other Obligations of the Borrower under this Agreement and the other Loan Documents accrued through the date of such payment of such principal of and interest on the Loan shall have been Paid in Full by or on behalf of the Borrower.

“Debt Issuance” means any issuance or sale after the Closing Date of any debt securities, any indebtedness for borrowed money, or any obligations evidenced by bonds, debentures, notes or other similar instruments or upon which interest payments are customarily made.

“Default” means any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

“Default Interest” has the meaning set forth in Section 2.04(b).

Credit and Security Agreement

“Default Rate” has the meaning set forth in Section 2.04(b)

“Defined Benefit Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Borrower or any ERISA Affiliate and no Person other than the Borrower and the ERISA Affiliate or (b) was so maintained and in respect of which the Borrower or any ERISA Affiliate could have liability under Section 4062 of ERISA in the event such plan has been or were to be terminated.

“Deposit Accounts” has the meaning set forth in Article 9 of the UCC.

“Direct Competitor” means any Person that (i) is engaged in active litigation with any Morgan’s Entity or which has, in writing, expressly threatened any Morgan’s Entity with litigation as certified in writing by the Borrower to the Lender from time to time, or (ii) is a Person engaged primarily in a Related Business; it being agreed that a Person providing financing predominantly in its capacity as an investor (such as Lender) for any of the foregoing activities and such person or its designees serving as managers, managing members, general partners or directors of another Person in connection with such financing, shall not be deemed to be a “Direct Competitor” unless that Person (or any of its Affiliates) is also engaged in one or more of the foregoing activities.

“Documents” has the meaning set forth in Article 9 of the UCC.

“Dollars”, “$” and “U.S. $” each means the lawful currency of the United States.

“Environmental Law” means any and all federal, state, local or municipal Laws, rules, orders, regulations, statutes, ordinances, codes, decrees or requirements of any governmental authority regulating, relating to, or imposing liability or standards of conduct concerning, any Hazardous Material or environmental protection or health and safety, as now or at any time hereafter in effect, including without limitation, the Clean Water Act also known as the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et  seq., the Clean Air Act, 42 U.S.C. §§ 7401 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. §§ 136 et seq., the Surface Mining Control and Reclamation Act, 30 U.S.C. §§ 1201 et seq., the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., the Superfund Amendments and Reauthorization Act of 1986, Public Law 99-499, 100 Stat. 1613, the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 11001 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq ., the Occupational Safety and Health Act as amended, 29 U.S.C. § 655 and § 657, together, in each case, with any amendment thereto, and the regulations adopted and the publications promulgated thereunder and all substitutions thereof.

“Equipment” has the meaning set forth in Article 9 of the UCC.

“Equity Issuance” means any issuance or sale after the Closing Date of (i) Capital Stock, (ii) any warrants or options exercisable in respect of Capital Stock or (iii) any other security or instrument representing a membership or other equity interest (or the right to obtain a membership or other equity interest); provided, that any Equity Issuance shall not include any issuance or sale of such Capital Stock or grant of such warrants or options in respect thereof to the issuer’s employees pursuant to any employee stock option or stock purchase plan, other employee benefits plan, or other employee benefits arrangement in connection with a bona fide employment relationship, with employees of such issuer.

Credit and Security Agreement

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means a trade or business (whether or not incorporated) which together with the Borrower or any Subsidiary of the Borrower would be deemed to be a “single employer” within the meaning of Sections 414(b), (c), (m) or (o) of the Internal Revenue Code.

“ERISA Termination Event” means (i) a Reportable Event with respect to any Pension Plan; (ii) the withdrawal of Borrower or any of its ERISA Affiliates from a Pension Plan during a plan year in which Borrower or such ERISA Affiliate was a “substantial employer” as defined in Section 4001(a)(2) of ERISA; (iii) the imposition of an obligation on Borrower or any of its ERISA Affiliates under Section 4041 of ERISA to provide affected parties written notice of intent to terminate a Pension Plan in a distress termination described in Section 4041(c) of ERISA; (iv) the institution by the PBGC or any similar foreign governmental authority of proceedings to terminate a Pension Plan or Foreign Pension Plan; (v) any event or condition which could reasonably constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) a foreign governmental authority shall appoint or institute proceedings to appoint a trustee to administer any Foreign Pension Plan; or (vii) the partial or complete withdrawal of Borrower or any of its ERISA Affiliates from a Multiemployer Plan or Foreign Pension Plan or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Event of Default” has the meaning specified in Section 6.01  .

“Excess Cash Flow” means, with respect to any Person for any period of determination, Consolidated EBITDA minus cash interest expense on the Loan minus Capital Expenditures for maintenance of existing assets and properties minus scheduled debt repayments, and any prepayments on the Loan, minus the amount of any income taxes paid in cash, minus any amounts necessary to fund Required Capital Expenditures, minus any amounts necessary to fund the amount of reserve cash required to cover potential negative cash flow in the next following Fiscal Quarter based on a projection that is mutually acceptable to both Lender and Borrower.

“Excess Cash Flow Prepayments” has the meaning specified in Section 2.05(b)(i) .

“Excess Interest” has the meaning specified in Section 2.04(c).

Credit and Security Agreement

“Excluded Taxes” means, in the case of Lender, any of the following Taxes imposed on or with respect to Lender or required to be withheld or deducted from a payment to Lender, Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case (i) imposed as a result of Lender being organized under the laws of, or having its principal office or its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) Taxes imposed as a result of a present or former connection between Lender and the jurisdiction imposing such Tax (other than connections arising from Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Fee Letter” means the letter agreement with respect to payment of that certain fee payable to the Lender dated as of the date hereof by and between the Borrower and the Lender.

“Fiscal Quarter” means, as applicable:

(a) the period commencing on November 7, 2011 and ending on (and including) February 26, 2012;

(b )the period commencing on February 27, 2012 and ending on (and including) May 20, 2012;

(c) the period commencing on May 21, 2012 and ending on (and including) August 12, 2012;

(d) the period commencing on August 13, 2012 and ending on (and including) November 4, 2012;

(e) the period commencing on November 5, 2012 and ending on (and including) March 3, 2013;

(f) the period commencing on March 4, 2013 and ending on (and including) May 26, 2013;

(g) the period commencing on May 27, 2013 and ending on (and including) August 18, 2013;

(h) the period commencing on August 19, 2013 and ending on (and including) November 10, 2013;

(i) the period commencing on November 11, 2013 and ending on (and including) March 2, 2014;

(j) the period commencing on March 3, 2014 and ending on (and including) May 25, 2014;

Credit and Security Agreement

(k) the period commencing on May 26, 2014 and ending on (and including) August 17, 2014;

(l) the period commencing on August 18, 2014 and ending on (and including) November 9, 2014;

(m) the period commencing on November 10, 2014 and ending on (and including) March 1, 2015;

(n) the period commencing on March 2, 2015 and ending on (and including) May 24, 2015;

(o) the period commencing on May 25, 2015 and ending on (and including) August 16, 2015;

(p) the period commencing on August 17, 2015 and ending on (and including) November 8, 2015;

(q) the period commencing on November 9, 2015 and ending on (and including) February 28, 2016;

(r) the period commencing on February 29, 2016 and ending on (and including) May 22, 2016;

(s) the period commencing on May 23, 2016 and ending on (and including) August 14, 2016; and

(t) the period commencing on August 15, 2016 and ending on (and including) November 6, 2016.

“Fiscal Year” means any period commencing on the day after the Sunday nearest the last day of February and ending on (and including) the Sunday nearest the last day of February of the following calendar year.

“Fixed Charge Coverage Ratio” means, with respect to Borrower and its Subsidiaries for any period, the ratio of (i) Consolidated EBITDA for such period to (ii) Fixed Charges for such period.

“Fixed Charges” means with respect to the Borrower and its Subsidiaries for any period, the sum, without duplication, of (a) Cash Interest Expense incurred during such period and (b) scheduled principal payments required to be paid during such period in respect of Indebtedness.

“Fixtures” has the meaning set forth in Article 9 of the UCC.

“Foreign Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA (other than a Canadian Benefit Plan or a Canadian Pension Plan) which is maintained or contributed to for the benefit of the employees of the Borrower, any of its Subsidiaries or any of its ERISA Affiliates, but which is not covered by ERISA pursuant to Section 4(b)(4) of ERISA.

Credit and Security Agreement

“Foreign Pension Plan” means any Foreign Employee Benefit Plan which under applicable local law is required to be funded through a trust or other funding vehicle.

“Franchise Agreements” means, collectively, the franchise, trademark and license agreements entered into by Borrower (or any Affiliate of Borrower) and the applicable franchisor relating to the Properties, as more particularly described on Schedule 2.

“Franchisor Consents” means, collectively, (i) that certain letter agreement among Borrower, Morgan’s Missouri, Morgan’s New York, Morgan’s Ohio, Morgan’s Pennsylvania, Morgan’s West Virginia, Lender and KFC Corporation dated as of even date herewith, (ii) that certain estoppel letter from Taco Bell Corp., in favor of Lender dated as of even date herewith and (iii) that certain estoppel letter from Pizza Hut, Inc. dated as of even date herewith.

“Funded Debt” means, with respect to Borrower and its Subsidiaries as of any date of determination, the sum of all Debt constituted by the outstanding principal amount of the Loan.

“Funded Debt to EBITDA Ratio” means, with respect to Borrower and its Subsidiaries for any period, the ratio of Funded Debt as of the date of determination with respect to such period to Consolidated EBITDA for such period.

“GAAP” means generally accepted accounting principles in the United States in effect from time to time, consistently applied.

“General Intangibles” has the meaning set forth in Article 9 of the UCC.

“Goods” has the meaning set forth in Article 9 of the UCC.

“Governing Documents” means, with respect to any Person, the certificate or articles of incorporation, by-laws, certificate or articles of formation, operating or limited liability company agreement, certificate of partnership, or partnership agreement or other organizational documents of such Person.

“Governmental Authority” means the government of the United States of America or any other nation, any federal, state, city, town, municipal, county, local government or the government of any other political subdivision thereof and any department, commission, board, bureau, instrumentality, agency or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, in each case whether associated with a state of the United States, the United States or a foreign entity or government.

Credit and Security Agreement

“Hazardous Materials” means any flammable materials, explosives, radioactive materials, hazardous materials, hazardous wastes, hazardous or toxic substances or similar materials defined in any Environmental Law.

“Indemnified Amounts” has the meaning set forth in Section 11.01(a) hereof.

“Indemnified Taxes” means all Taxes other than Excluded Taxes.

“Instruments” has the meaning set forth in Article 9 of the UCC.

“Interest Expense” means, for any period, with respect to any Person, the aggregate of the interest expense of such Person and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Interest Period” means each period of time commencing on a Payment Date and continuing through the day before the next Payment Date, subject to the following. The first Interest Period shall commence on the Closing Date and shall continue through the day before the Payment Date in the following calendar month. The final Interest Period shall commence on the Payment Date prior to the Maturity Date and shall end on the Maturity Date.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time.

“IRS” means the Internal Revenue Service and any successor department or agency.

“Inventory” has the meaning set forth in Article 9 of the UCC.

“Investment” in any Person means any loan or advance to such Person, any purchase or other acquisition of any capital stock, warrants, rights, options, obligations or other securities of such Person, any capital contribution to such Person or any other investment in such Person, including, without limitation, any arrangement pursuant to which the Borrower or any of its Subsidiaries incurs Debt of the type referred to in clause (j) of the definition of “Debt” in respect of such Person.

“Investment Property” has the meaning set forth in Article 9 of the UCC.

“Law” means any present or future statute or ordinance, whether municipal, county, state, national or territorial; any executive, administrative or judicial regulation, order, judgment or decree; any treaty or international convention; any rule or principle of common law or equity; or any requirement with force of law, each as amended from time to time.

“Lender” has the meaning set forth in the preamble to this Agreement; provided, however, that upon any assignment pursuant to Section 10.01 by Lender to any Assignee, such Assignee shall be the Lender for all purposes hereof.

Credit and Security Agreement

“Lender’s Account” means the account no. 2047628893919 of the Lender maintained at Bank of America, ABA no. 026-009-593, Account Name: Trust Wires, Further Credit to: Fortress Credit Corp., FCC account 721622.2, Reference: Morgan’s Foods, or such other account as shall be notified to the Borrower in writing by the Lender from time to time.

“Lending Office” means the office, branch, or Affiliate of Lender listed on the signature page hereof or on a Schedule or otherwise selected by Lender pursuant to Section 2.07(b).

“Letter-of-Credit Rights” has the meaning set forth in Article 9 of the UCC.

“LIBOR” means the LIBOR Reference Rate rounded upwards to the next 1/8 of 1%. “LIBOR Reference Rate” means the rate of interest designated as “LIBOR” for U.S. dollar deposits with one month maturities as fixed by the British Bankers’ Association and as published by such service as Lender may designate that is then an information vendor for the purpose of displaying the British Bankers’ Association LIBOR for U.S. dollar deposits (which services may include, without limitation, Bloomberg (published as of the date hereof, on the display designated “Index Page 3745” on the Bloomberg British Bankers’ Association Service) or Telerate (published as of the date hereof, on the display designated “Page 3750” on the Associated Press-Dow Jones Telerate Service)); provided, however, that if such LIBOR is not fixed by the British Bankers’ Association or published by a British Bankers’ Association nominated information vendor, then the “LIBOR Reference Rate” shall mean the rate of interest per annum as reasonably determined by Lender at which U.S. dollar deposits in an amount approximately equal to the Loan, and with one month maturities, are offered in immediately available funds by leading banks in the London interbank market at 11:00 a.m., London time. Any LIBOR Reference Rate determined on the basis of the British Bankers’ Association LIBOR shall be subject to corrections, if any, published on the same day that such LIBOR is first published.

“Lien” means any mortgage, pledge, hypothecation, assignment, encumbrance, lien (statutory or other), security interest, or other security device or security arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the UCC (as in effect from time to time in the relevant jurisdiction) or any other similar recording or notice statute, and any lease having substantially the same effect as any of the foregoing).

“Loan” has the meaning set forth in Section 2.01  .

“Loan Documents” means this Agreement, the Fee Letter, the Pledge Agreement, the Note, the Subsidiaries Pledge and Security Agreement, the Borrower Proxy Agreement, and all other instruments, documents and agreements executed and delivered by the Borrower in connection with the foregoing, and all amendments, waivers and consents related thereto. For any avoidance of doubt, “Loan Documents” shall not include the Master Lease.

Credit and Security Agreement

“Master Lease” means, collectively, that certain Master Land and Building Lease (Pool A) and that certain Master Land and Building Lease (Pool B), each of which is by and between Borrower, as tenant, and DBMFI, as landlord, and dated of even date herewith.

“Material Adverse Business Effect” means, with respect to a Person, a material adverse effect on such Person, its businesses, assets or properties, liabilities, condition (financial or otherwise) or future prospects taken as a whole.

“Material Adverse Change” has the meaning set forth in Section 3.01(j) .

“Material Adverse Effect” means a material adverse effect on (a) the rights, remedies, interests and benefits of the Lender under any Loan Document or other Transaction Document, or (b) the ability of the Borrower to perform its Obligations under any Loan Document or other Transaction Document to which it is or is to be a party, or (c) the validity or enforceability of any Loan Document or other Transaction Document to which the Borrower is or is to be a party.

“Material Contract” means each agreement, instrument, lease, license or other document to which the Borrower is a party, or by which it or its assets or properties are bound, and (i) the loss of which, or a breach by a party thereunder, could be reasonably likely to have a Material Adverse Business Effect and/or (ii) the goods or services provided for under such agreement, instrument, lease, license or other document is of a value in excess of $15,000 (other than the Master Lease), as set forth on Schedule 17  hereto.

“Material Subsidiary Contract” has the meaning specified in Section 4.01(q) . “Maturity Date” means December 8, 2016.

“Maximum Rate” has the meaning set forth in Section 2.04(c) .

“Minimum Interest Rate” has the meaning specified in Section 2.04(a) .

“Monthly Reporting Date” means the fifteenth (15th) day of each month of each year (or if such day is not a Business Day, the immediately succeeding Business Day).

“Moody’s” means Moody’s Investors Service, Inc., and its successors. “Morgan’s Entity” means any Affiliate or Subsidiary of Borrower.

“Morgan’s Missouri” means Morgan’s Foods of Missouri, Inc., a Missouri corporation.

“Morgan’s New York” means Morgan’s Restaurants of New York, Inc., a New York corporation.

Credit and Security Agreement

“Morgan’s Ohio” means Morgan’s Restaurants of Ohio, Inc., an Ohio corporation.

“Morgan’s Pennsylvania” means Morgan’s Restaurants of Pennsylvania, Inc., a Pennsylvania corporation.

“Morgan’s Properties” means Morgan’s Restaurant Properties, Inc., an Ohio corporation.

“Morgan’s Tacos” means Morgan’s Tacos of Pennsylvania, Inc., a Pennsylvania corporation.

“Morgan’s West Virginia” means Morgan’s Restaurants of West Virginia, Inc., a West Virginia corporation.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA which is, or within the immediately preceding six years was, contributed to by either Borrower or any of its ERISA Affiliates.

“Net Cash Proceeds” means with respect to any Asset Sale, Equity Issuance, Debt Issuance, Property Loss Event or sale of Borrower or any Subsidiary of Borrower, the cash proceeds received (directly or indirectly) from time to time (whether as initial consideration or through the payment or disposition of deferred consideration) by or on behalf of Borrower or any Subsidiary of Borrower in respect of such Asset Sale, Equity Issuance, Debt Issuance, Property Loss Event or sale of the Capital Stock, after deducting therefrom only:

(a) in the case of any Asset Sale, (i) the reasonable and customary expenses incurred by Borrower or such Subsidiary of Borrower directly related to such sale, (ii) reasonable and customary brokerage costs, fees, or commissions incurred by Borrower or such Subsidiary of Borrower directly related to such sale; or (iii) taxes paid (directly or indirectly) to any taxing authorities by a Borrower or such Subsidiary of Borrower, as the case may be, in connection with, or directly attributable to, such sale at the time thereof or not later than the end of the tax year immediately following the year during which the sale occurs,

(b )in the case of any Equity Issuance or Debt Issuance, (i) reasonable and customary expenses directly related to such Equity Issuance or Debt Issuance, and (ii) reasonable and customary underwriting or brokerage costs, fees and commissions directly related to such Equity Issuance or Debt Issuance, and

(c) in the case of any Property Loss Event, reasonable and customary expenses related to obtaining such proceeds.

In each case of clauses (a), (b) and (c), the amounts set forth therein shall only be so deducted to the extent actually paid to a Person that is not an Affiliate of Borrower or any Subsidiary of Borrower and to the extent properly attributable to such transaction or to the asset that is the subject thereof.

Credit and Security Agreement

“1940 Act” means the Investment Company Act of 1940 and any rule, order or regulation promulgated thereunder.

“Non-Operating Properties” means the Properties designated as “Non-Operating Properties” on Schedule 1.

“Non-Recourse Debt” means Debt incurred by any Subsidiary of the Borrower, recourse for the repayment of which is limited solely to revenues and other proceeds derived from specified assets and/or revenues of such Subsidiary and for which the applicable documentation evidencing, securing or guaranteeing such Debt expressly provides that there is no recourse to the Borrower or any other assets of the Borrower.

“Non-U.S. Lender” means a Lender that is not a “United States person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code.

“Note” means a promissory note executed by the Borrower in favor of the Lender in the form of Exhibit C.

“Note Rate” has the meaning specified in Section 2.04(a) .

“Obligation” means, with respect to any Person, any obligation of such Person of any kind, including, without limitation, any liability of such Person on any claim, whether or not the right of any creditor to payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured or unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any proceeding referred to in Section 6.01(d) . Without limiting the generality of the foregoing, the Obligations of the Borrower under the Loan Documents include (a) the obligation to pay principal, interest, Additional Financing Costs, attorneys’ fees and disbursements, prepayment fees, indemnities and other amounts payable by the Borrower under any Loan Document and (b) the obligation to reimburse any amount in respect of any of the foregoing that the Lender, in its sole discretion, may elect to pay or advance on behalf of the Borrower.

“Other Taxes” means any and all present or future stamp, registration, recording, filing, transfer or documentary Taxes and any excise or property Taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to or in connection with, any Loan Document.

“Paid in Full” and “Payment in Full” means, with respect to the Loan and other Obligations of the Borrower (other than, as of any date of payment, Obligations which are contingent and unliquidated and not then due and owing and which pursuant hereto, survive the making and repayment of the Loan), the indefeasible payment in full in cash of such Loan and other Obligations.

“Participant” has the meaning set forth in Section 12.14(d) .

“Participant Register” has the meaning set forth in Section 12.14(d).
Credit and Security Agreement

“Patents” means, with respect to any Person, all of such Person’s right, title, and interest in and to: (a) any and all patents and patent applications; (b) all inventions and improvements described and claimed therein; (c) all reissues, divisions, continuations, renewals, extensions, and continuations-in-part thereof; (d) all income, royalties, damages, claims, and payments now or hereafter due or payable under and with respect thereto, including, without limitation, damages and payments for past and future infringements thereof; (e) all rights to sue for past, present, and future infringements thereof; and (f) all rights corresponding to any of the foregoing throughout the world.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56, signed into law October 26, 2001, as amended.

“Payment Date” has the meaning specified in Section 2.08(a) .

“PBGC” means the Pension Benefit Guaranty Corporation and any successor department or agency thereto.

“Pension Plan” means any Plan, which is subject to Title IV of ERISA or Section 412 of the IRC or Section 302 of ERISA (other than a Multiemployer Plan), and to which Borrower or any of its ERISA Affiliates, may have any liability, including any liability by reason of having been an “employer” within the meaning of Section 3(35) of ERISA at any time during the preceding six years or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.

“Permitted Acquisition(s)” means any acquisition, whether structured as a merger with, or an acquisition of, the stock or all or substantially all of the assets of one or more third parties, which acquisition is in one or more Related Businesses, provided, that (i) the aggregate amount of such acquisitions in any twelve-month period shall not exceed $1,000,000 plus the amount of Non-Recourse Debt, if any, incurred in connection with each such acquisition and (ii) no Default or Event of Default shall have occurred and be continuing at the time of such acquisition.

“Permitted Investments” means:

(a) cash (insured at all times by the Federal Deposit Insurance Corporation or otherwise collateralized with obligations described in paragraph (b) below);

(b) direct obligations of (including obligations issued or held in book entry form on the books of) the Department of the Treasury of the United States of America;

(c) obligations of any federal agencies of the United States which obligations represent the full faith and credit of the United States of America;

Credit and Security Agreement

(d) direct obligations of any of the following federal agencies which obligations are not fully guaranteed by the full faith and credit of the United States of America:

(i) senior debt obligations rated on the date of purchase “Aaa” by Moody’s and “AAA” by S&P issued by the Federal National Mortgage Association (FNMA) or Federal Home Loan Mortgage Corporation (FHLMC); and

(ii) senior debt obligations of the Federal Home Loan Bank System;

(e )dollar denominated deposit accounts, federal funds and bankers’ acceptances with domestic commercial banks which have a rating on their short term certificates of deposit on the date of purchase of “P-1” by Moody’s and “A-1” or “A-1+” by S&P which mature no more than 360 calendar days after the date of purchase (ratings on holding companies are not considered as the ratings of the bank);

(f) commercial paper which is rated at the time of purchase “P-1” by Moody’s and “A-1” or “A-1+” by S&P and which matures not more than 270 calendar days after the date of purchase;

(g) investments in money market funds rated on the date of purchase “AAm” or “AAm-G” or better by S&P, and Aa3 or better by Moody’s (including those managed by the Lender or its Affiliates); and

(h) municipal obligations rated on the date of purchase “Aaa/AAA” or general obligations of States of the United States of America with a rating on the date of purchase of at least “Aa2/AA” or higher by Moody’s and S&P and maturing no more than 360 calendar days after the date of purchase.

Any Permitted Investment may be purchased by or through the Lender or its Affiliates.

“Permitted Liens” has the meaning set forth in Section 5.02(a) .

“Person” means any legal person, including any individual, partnership, corporation (including a business trust), joint stock company, trust, joint venture, unincorporated association, limited liability company or other entity, or a government or any political subdivision or agency thereof.

“Plan” means any material employee benefit plan as defined in Section 3(3) of ERISA (other than a Multiemployer Plan) sponsored, maintained or contributed to by the Borrower or any of its Subsidiaries or with respect to which the Borrower or any of its Subsidiaries has or may in the future have any liability (contingent or otherwise).

“Pledge Agreement” means that certain pledge agreement, dated as of the Closing Date, between the Borrower and the Lender, in substantially the form of Exhibit D attached hereto.

“Pledged Collateral” means, collectively, the Borrower Pledged Collateral, the Borrower Pledged IP Interests, and the Pledged Equity Interests.

Credit and Security Agreement

“Pledged Equity Interests” means the Borrower’s equity interests in Morgan’s Properties, subject to Liens granted by the Borrower in favor of Lender pursuant to the Pledge Agreement.

“Properties To Be Relocated” means the Properties designated as “Properties to be Relocated” on Schedule 1.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, and whether tangible or intangible.

“Property Loss Event” means (i) any loss of or damage to any assets or property of Borrower or any of its Subsidiaries that results in a claim to proceeds of insurance or (ii) any condemnation or other taking of any assets or property of Borrower or any of its Subsidiaries.

“Quiet Enjoyment” has the meaning set forth in Section 7.12 .

“Reduced Spread Threshold” has the meaning set forth in Section 2.04(a) .

“Register” has the meaning set forth in Section 12.14(b) .

“Registered Loan” has the meaning set forth in Section 12.14(b) .

“Registrar” has the meaning set forth in Section 12.14(a) .

“Related Business” has the meaning specified in Section 5.02(j) .

“Remodel Agreement” means that certain Remodel Agreement between KFC Corporation, Morgan’s Missouri, Morgan’s New York, Morgan’s Ohio, Morgan’s Pennsylvania, Morgan’s West Virginia, and Borrower dated as of December 9, 2011.

“Remodel Reserve” has the meaning specified in Section 9.01(a) .

“Remodel Reserve Threshold Amount” means an amount equal to $1,500,000.

“Reportable Event” means any of the events described in Section 4043 of ERISA.

“Required Capital Expenditures” means Capital Expenditures associated with the remodels and relocations of any of the restaurant Properties as mandated by the applicable franchisor in accordance with their franchise agreements, including the Remodel Agreement.

“Reserve Disbursement Conditions” has the meaning specified in Section 9.01(b) .

“Reserves” means the reserves held by or on behalf of Lender pursuant to this Agreement or other Loan Document, including without limitation, the Remodel Reserve.

“Restoration” has the meaning set forth in Section 2.05(b) hereof.

Credit and Security Agreement

“Restricted Payment” means any dividend or other distribution, direct or indirect (whether in cash, securities or other property) with respect to any Capital Stock of any Person or any of its Subsidiaries now or hereafter outstanding, or any payment (whether in cash, securities or other property), including any sinking fund or similar payment or deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Capital Stock, or on account of any return of capital to any Person’s stockholders, partners or members (or the equivalent of any thereof), or any option, warrant or other right to acquire any such dividend or other distribution or payment.

“S&P” means Standard and Poor’s, a division of The McGraw-Hill Companies, Inc., and its successors.

“Scheduled Work” has the meaning specified in Section 9.01(a) .

“Secondary Market Transaction” means any of (i) the sale, assignment, or other transfer of all or any portion of the Obligations or the Loan Documents or any interest therein to one or more investors, (ii) the sale, assignment, or other transfer of one or more participation interests in the Obligations or Loan Documents to one or more investors, or (iii) the transfer or deposit of all or any portion of the Obligations or Loan Documents to or with one or more trusts or other entities which may sell certificates or other instruments to investors evidencing an ownership interest in the assets of such trust or the right to receive income or proceeds therefrom.

“Section 5.03(d) Compliance Certificate” means a certificate of the Chief Financial Officer of the Borrower substantially in the form of Exhibit J .

“Secured Obligations” has the meaning set forth in Section 7.02 hereof. “Securities” has the meaning set forth in Article 8 of the UCC.

“Servicer” means a servicer selected by Lender from time to time in its sole discretion to service the Loan, including any “master servicer’ and “special servicer” appointed pursuant to any pooling and servicing agreement or similar agreement entered into in connection with a Secondary Market Transaction.

“Servicing Fees” means any fees charged by a Servicer in connection with the servicing of the Loan.

“Severed Loan Documents” has the meaning set forth in Section 10.01(e) .

“Shareholders” means each Person in whose name a shareholder interest is registered on the books of the Borrower pursuant to the Borrower’s Governing Documents.

Credit and Security Agreement

“Solvent” means, when used with respect to any Person, that at the time of determination:

(a) the assets of such Person, at a fair valuation, are in excess of the total amount of its debts (including, without limitation, contingent liabilities); and

(b) the present fair saleable value of its assets is greater than its probable liability on its existing debts as such debts become absolute and matured; and

(c) it is then able and expects to be able to pay its debts (including, without limitation, contingent debts and other commitments) as they mature; and

(d) it has capital sufficient to carry on its business as conducted and as proposed to be conducted.

For purposes of determining whether a Person is Solvent at any time, the amount of any contingent liability shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Spread” has the meaning set forth in Section 2.04(a) .

“Stock Rights” means any securities, dividends or other distributions and any other right or property which the Borrower shall receive or shall become entitled to receive for any reason whatsoever with respect to, in substitution for or in exchange for any Capital Stock constituting Borrower Pledged Collateral or Pledged Equity Interests, any right to receive Capital Stock and any right to receive earnings, in which the Borrower now has or hereafter acquires any right, issued by an issuer of such Capital Stock.

“Subsidiaries Pledge and Security Agreement” means the Subsidiaries Pledge and Security Agreement among Morgan’s Properties, Morgan’s Tacos, Morgan’s New York, Morgan’s Missouri, Morgan’s Ohio, Morgan’s Pennsylvania and Morgan’s West Virginia and the Lender, in substantially the form of Exhibit I attached hereto.

“Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such partnership, joint venture, or limited liability company or (c) the beneficial interest in such trust or estate, is at the time directly or indirectly owned or controlled by such Person or by such Person and one or more of such Person’s other Subsidiaries.

“Supporting Obligations” has the meaning set forth in Article 9 of the UCC.

Credit and Security Agreement

“Tax” or “Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees, tariffs, imposts or other charges of any kind, together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto, imposed by any Governmental Authority, including income, business, franchise, windfall or other profits, gross receipts, property, sales, use, net worth, capital, capital stock, payroll, employment, social security, national insurance, workers' compensation, unemployment compensation, excise, goods and services, withholding, ad valorem, stamp, transfer, value-added, gains tax and license, registration and documentation fees and (ii) liability for amounts described under clause (i) above under Treasury Regulation Section 1.1502-6 (or any similar provision of federal, state, local or foreign Law), as a result of transferee or successor liability, by contract, by Law or otherwise.

“Tax Related Person” means any Person (including a beneficial owner of an interest in a pass-through entity) whose income is realized through or determined by reference to the Lender, Assignee or Participant or any Tax Related Person of any of the foregoing.

“Tax Return” means any report, filing, return, information return, document, election, including amendments to any of the foregoing, filed or furnished or required to be filed or furnished with respect to Taxes.

“Termination Event” means the partial or complete withdrawal of Borrower or any ERISA Affiliate from a Multiemployer Plan or a determination that a Multiemployer Plan is, or is reasonably expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Trademarks” means, with respect to any Person, all of such Person’s right, title, and interest in and to the following: (a) all trademarks (including service marks), trade names, trade dress, and trade styles and the registrations and applications for registration thereof, and unregistered trademarks that are registrable, and the goodwill of the business symbolized by the foregoing; (b) all licenses of the foregoing, whether as licensee or licensor; (c) all renewals of the foregoing; (d) all income, royalties, damages, and payments now or hereafter due or payable with respect thereto, including, without limitation, damages, claims, and payments for past and future infringements thereof; (e) all rights to sue for past, present, and future infringements of the foregoing, including the right to settle suits involving claims and demands for royalties owing; and (f) all rights corresponding to any of the foregoing throughout the world.

“Transaction Documents” means each of the Loan Documents and each other document or agreement executed and delivered in connection with the foregoing, and all amendments, waivers and consents related thereto.

“UCC” means the Uniform Commercial Code as enacted in the State of New York, as it may be amended from time to time; provided, however, in the event that, by reason of mandatory provisions of law, any or all of the creation, attachment, perfection, priority or enforcement of the Lender's Liens over the Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” shall include the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such creation, attachment, perfection, priority or enforcement and for purposes of definitions related to such provisions.

Credit and Security Agreement

Section 1.02. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. When used herein, the term “financial statements” shall include the notes and schedules thereto.

Section 1.03. Uniform Commercial Code. Any terms used in this Agreement that are defined in the UCC shall be construed and defined as set forth in the UCC unless otherwise defined herein, provided, however, that to the extent that the UCC is used to define any term herein and such term is defined differently in different Divisions of the UCC, unless expressly stated otherwise the definition of such term contained in Article 9 of the UCC shall govern.

Section 1.04. Construction. The foregoing definitions shall be equally applicable to both the singular and plural forms of the terms defined. Unless expressly stated otherwise, the terms “include”, “includes” and “including” shall not be limiting. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and section, subsection, clause, subclause, schedule, annex and exhibit references herein are to this Agreement unless expressly stated otherwise. Unless expressly stated otherwise, any reference in this Agreement to any Loan Document, Transaction Document or other agreement, instrument, or document shall include all amendments, amendments and restatements, supplements or other modifications thereto from time to time, as applicable (subject to any restrictions on such amendments, amendments and restatements, supplements or other modifications thereto set forth herein). Any reference herein to any Person shall be construed to include such Person’s successors and assigns. Any reference to any law or regulation shall refer to such law or regulation as amended, consolidated, replaced and/or supplemented from time to time.

Section 1.05. Time Periods. In this Agreement, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”. Periods of days referred to in this Agreement shall be counted in calendar days unless Business Days are expressly prescribed. Any period determined hereunder by reference to a month or months or year or years shall end on the day in the relevant calendar month in the relevant year, if applicable, immediately preceding the date numerically corresponding to the first day of such period, provided that if such period commences on the last day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month during which such period is to end), such period shall, unless otherwise expressly required by the other provisions of this Agreement, end on the last day of the calendar month. Unless otherwise specified, all references to specific times shall mean and be a reference to such time in New York, New York.

Credit and Security Agreement

ARTICLE II
AMOUNT AND TERMS OF THE LOAN

Section 2.01. The Loan. Lender agrees, on the terms and conditions hereinafter set forth, to make a single, non-recurring term loan advance to the Borrower on the Closing Date in the original principal amount of $7,500,000 (the “Loan”). No repayment or prepayment of the Loan may be reborrowed by the Borrower.

Section 2.02. [Intentionally Omitted].

Section 2.03. Repayment. The principal amount outstanding of the Loan and all other Obligations of the Borrower under the Loan Documents shall be Paid in Full on the Maturity Date.

Section 2.04. Interest.

(a) Interest Rate. The “Note Rate” shall be the rate of interest per annum equal to the sum of 7.25 percent (the “Spread”) plus the LIBOR, provided however that the Note Rate in no event shall be less than 9 percent per annum (the “Minimum Interest Rate”). Notwithstanding the foregoing, in the event the Funded Debt to EBITDA Ratio is less than 2.0:1.0 for two sequential Fiscal Quarters, then the Spread shall be reduced from 7.25 percent to 6.25 percent for so long as the Funded Debt to EBITDA Ratio remains less than 2.0:1.0 (the “Reduced Spread Threshold”). In the event Borrower no longer satisfies the Reduced Spread Threshold, the Spread shall immediately revert back to 7.25 percent. Each component of the Note Rate is expressed as a percentage of the principal balance of the Loan. The outstanding principal balance of the Loan shall bear interest at a rate per annum equal to the Note Rate. The Note Rate for each Interest Period shall be determined by reference to the LIBOR in effect on the second Business Day immediately preceding the day on which such Interest Period commences, or if major commercial banks in London, England are not generally open for interbank or foreign exchange transactions on such second Business Day, then on the next Business Day when such banks are so open. If Lender determines that for any period of time the LIBOR Reference Rate is not determinable in accordance with the criteria set forth herein, then for such period of time Lender shall select another generally recognized index in substitution for the LIBOR Reference Rate for purposes of determining the Note Rate, and Lender may adjust the Spread to achieve a Note Rate which Lender in good faith estimates reasonably approximates the Note Rate that would have been applicable had the LIBOR Reference Rate been available, and the Note Rate determined in accordance with this sentence conclusively shall be the Note Rate hereunder applicable to such period, subject to the Minimum Interest Rate.

(b) Default Interest. Upon the occurrence and during the continuance of an Event of Default, the outstanding principal amount of the Loan shall bear interest (“Default Interest”), after as well as before entry of judgment thereon to the extent permitted by law, at a rate per annum equal at all times to 4% per annum plus the Note Rate (the “Default Rate”). All interest accruing and payable pursuant to this clause (b) shall be capitalized as described in subsection (a) above.

Credit and Security Agreement

(c) Excess Interest. Notwithstanding any provision to the contrary contained herein or in the Note or the other Loan Documents, Borrower shall not be required to pay, and Lender shall not be permitted to collect, any amount of interest in excess of the maximum amount of interest permitted by law (the “Excess Interest”). If any Excess Interest is provided for, whether in the Note Rate, the Default Rate, through any contingency or event, or otherwise, or is determined by a court of competent jurisdiction to have been provided for herein or in the Note or in any of the other Loan Documents, then in such event: (1) the provisions of this subsection shall govern and control; (2) Borrower shall not be obligated to pay any Excess Interest; (3) any Excess Interest that Lender may have received hereunder shall be, at Lender’s option, to the fullest extent provided by applicable law: (a) applied as a credit against either or both of the outstanding principal balance of the Loan or accrued and unpaid interest thereunder (not to exceed the maximum amount permitted by law), (b) refunded to the payor thereof, or (c) any combination of the foregoing; (4) the Note Rate provided for herein shall be automatically reduced to the maximum lawful rate allowed from time to time under applicable law (the “Maximum Rate”), and this Agreement, the Note and the other Loan Documents shall be deemed to have been and shall be, reformed and modified to reflect such reduction; and (5) Borrower shall not have any action against Lender for any damages arising out of the payment or collection of any Excess Interest. Notwithstanding the foregoing, if for any period of time interest on any Obligation is calculated at the Maximum Rate rather than the applicable rate under the Note, and thereafter such applicable rate becomes less than the Maximum Rate, the rate of interest payable on such Obligations shall, to the extent permitted by law, remain at the Maximum Rate until Lender shall have received or accrued the amount of interest which Lender would have received or accrued during such period on Obligations had the rate of interest not been limited to the Maximum Rate during such period. If the Default Rate shall be finally determined to be unlawful, then the applicable Note Rate shall be applicable during any time when the Default Rate would have been applicable hereunder, provided however that if the Maximum Rate is greater or lesser than the applicable Note Rate, then the foregoing provisions of this paragraph shall apply.

Section 2.05. Prepayments.

(a) Optional Prepayments. The Borrower may prepay all or a portion of the Loan upon at least five (5) Business Days’ written notice to the Lender stating the proposed date and aggregate principal amount of the prepayment, together with (i) interest accrued to and including the date of such prepayment on the principal amount prepaid but not yet capitalized and added thereto, (ii) any Additional Financing Costs, and (iii) the prepayment fee applicable thereto (if any) pursuant to Section 2.05(c), and provided that any partial prepayment shall be in an aggregate minimum principal amount of $100,000.

(b) Mandatory Prepayments.

(i) Excess Cash Flow Prepayments. Within ten (10) Business Days after the date of the receipt by Lender of the financial statements for each Fiscal Quarter or, if such financial statements are not delivered to Lender on the date such statements are required to be delivered pursuant to Section 5.03, ten (10) Business Days after the date such statements are required to be delivered to Lender pursuant to Section 5.03, Borrower shall, absolutely and unconditionally without notice or demand, pay to Lender an amount equal to fifty percent (50%) of the Excess Cash Flow of the Borrower and its Subsidiaries for the immediately preceding Fiscal Quarter first for deposit into the Remodel Reserve until the amount of funds in the Remodel Reserve equals the Remodel Reserve Threshold Amount and then any remaining amount of such Excess Cash Flow shall then be applied to prepay the outstanding principal amount of the Loan (each such prepayment, an “Excess Cash Flow Prepayment”).

Credit and Security Agreement

(ii) Asset Sales. If Borrower or any Subsidiary of Borrower at any time or from time to time makes or agrees in writing to make an Asset Sale, then (A) the Borrower shall promptly notify Lender of such proposed Asset Sale (including the amount of the estimated Net Cash Proceeds to be received by Borrower or such Subsidiary of Borrower in respect thereof) and (B) within two (2) Business Days after such Asset Sale, Borrower shall, absolutely and unconditionally without notice or demand, prepay the outstanding principal amount of the Loan in an amount equal to one hundred percent (100%) of such Net Cash Proceeds payable to or for the benefit of such Person in connection therewith; provided, however, (y) that such Net Cash Proceeds from the Asset Sale of any of the Properties To Be Relocated shall first be applied for deposit into the Remodel Reserve until the amount of funds in the Remodel Reserve equals the Remodel Reserve Threshold Amount, with any remaining amount then being applied by Lender to prepay the outstanding principal amount of the Loan and (z) such Net Cash Proceeds from the Asset Sale of any of the Non-Operating Properties shall be deposited into Borrower’s Operating Account.

(iii) Debt Issuance or Equity Issuance. Within two (2) Business Days after any Debt Issuance or Equity Issuance by Borrower or any Subsidiary of Borrower, Borrower shall, absolutely and unconditionally without notice or demand, prepay the outstanding principal amount of the Loan in an amount equal to one hundred (100%) percent of the Net Cash Proceeds payable to or for the benefit of such Person in connection with such Debt Issuance or Equity Issuance (except in connection with any Debt Issuance and/or Equity Issuance made for the purpose of a business acquisition by Borrower or any Subsidiary of Borrower pursuant to a business plan prepared by Borrower and approved by Lender in Lender’s sole discretion).

(iv) Property Loss Event. If Borrower or any Subsidiary of Borrower shall at any time or from time to time suffer a Property Loss Event, then (A) the Borrower shall promptly notify Lender of such Property Loss Event (including the amount of the estimated Net Cash Proceeds to be received by the Borrower or such Subsidiary of Borrower in respect thereof) and (B) immediately upon the receipt by or on behalf of Borrower or any Subsidiary of Borrower (or of Lender as the loss payee with respect thereto) of any proceeds of insurance or condemnation award in respect of any Property Loss Event, Borrower shall, absolutely and unconditionally without notice or demand, prepay the outstanding principal amount of the Loan in an amount equal to one hundred (100%) percent of the Net Cash Proceeds payable to or for the benefit of such Person in connection therewith. Notwithstanding the foregoing, in the event that (1) no Event of Default exists, (2) Borrower deposits such Net Cash Proceeds immediately with Lender and (3) Borrower promptly commences and diligently prosecutes to completion the Restoration (as hereinafter defined), then such proceeds shall be disbursed by Lender to, or as directed by, Borrower from time to time during the course of the Restoration, but not more frequently than once a month and in requested amounts of not less than $50,000, upon receipt of evidence satisfactory to Lender that (y) all materials installed and work and labor performed in connection with the Restoration have been paid for in full, and (z) there exist no notices of pendency, mechanic’s or materialman’s liens or notices of intention to file same, or any other liens or encumbrances of any nature whatsoever on the applicable Property. “Restoration” means the repair and restoration of the applicable Property as nearly as possible to the condition of such Property prior to the casualty or loss.

Credit and Security Agreement

(c) Prepayment Fee. If the Borrower makes any payment after acceleration of the Obligations of the Borrower under the Loan Documents or makes or is required to make a full or partial prepayment of the Loan, the Borrower shall pay the Lender, as liquidated damages and compensation for the costs of being prepared to make funds available hereunder, an additional amount equal to the Applicable Percentage multiplied by the sum of the principal amount of the Loan paid after acceleration or prepaid. As used herein, the term “Applicable Percentage” shall mean: (x) 2.0%, in the case of any prepayment prior to the first anniversary of the Closing Date, (y) 1.0%, in the case of any prepayment after the first anniversary of the Closing Date and prior to the second anniversary of the Closing Date; and (z) 1.0%, in the case of any prepayment on or after the second anniversary of the Closing Date and prior to the third anniversary of the Closing Date. The Borrower agrees that the Applicable Percentages are a reasonable calculation of the Lender’s lost profits in view of the difficulties and impracticality of determining actual damages resulting from a prepayment and/or early repayment of the Loan. Notwithstanding the foregoing, no prepayment fee shall be payable by the Borrower upon any prepayment of the Loan on or after the third anniversary of the Closing Date or in connection with any mandatory prepayments pursuant to Section 2.05(b) .

(d) Information. Within four (4) Business Days after receipt of notice of any optional or mandatory prepayment, the Lender shall notify the Borrower of accrued and unpaid interest on the principal amount to be prepaid and all other amounts payable concurrently therewith pursuant to Section 2.05(a).

(e) Notice. Each prepayment shall be accompanied by written notice to the Lender of the specific provision of Section 2.05(a) or 2.05(b) under which such prepayment is to be made, and identifying the source of the proceeds of such prepayment.

Section 2.06. Increased Costs.

(a) If Lender determines that the adoption of or any change in, after the date hereof, any Law or regulation or any guideline or request from any central bank or other governmental authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by Lender or any entity controlling Lender and that the amount of such capital is increased by or based upon the existence of Lender’s loans or obligations hereunder, then, upon written demand by Lender, the Borrower shall pay to the Lender from time to time within ten (10) Business Days after the Borrower’s receipt of such demand, additional amounts sufficient to compensate Lender or such entity in the light of such circumstances, to the extent that Lender reasonably determines such increase in capital to be allocable to the existence of Lender’s loans or obligations hereunder. A certificate setting forth in reasonable detail such amounts and the basis for the determination thereof, submitted to the Borrower by such Lender shall be conclusive and binding for all purposes, absent manifest error.

Credit and Security Agreement

(b) If Lender determines that the adoption of or any change in, after the date hereof, any Law or regulation or any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law) subjects or will subject Lender to any Taxes (other than Indemnified Taxes and Excluded Taxes covered by Section 2.09) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, and the result shall be to increase the cost to such Lender of making, converting to, continuing or maintaining the Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, or to reduce the amount of any sum received or receivable by such Lender, whether of principal, interest or any other amount then, upon request of such Lender, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender, as the case may be, for such additional costs incurred or reduction suffered. A certificate setting forth in reasonable detail such amounts and the basis for the determination thereof, submitted to the Borrower by such Lender shall be conclusive and binding for all purposes, absent manifest error.

(c) Lender will make the determinations contemplated by Sections 2.06(a) and (b) in good faith and without discrimination against the Borrower (as compared to other similarly situated customers of Lender and its Affiliates); provided that Lender shall not be obligated to take any steps that it determines, in its sole discretion, to be adverse to its business or operations. Lender shall notify Borrower of any event occurring after the Closing Date that will entitle Lender to compensation pursuant to this Section 2.06, as promptly as practicable. No Person purchasing from Lender a participation in the Loan (as opposed to an assignment) shall be entitled to any payment from or on behalf of Borrower pursuant to Section 2.06(a) or (b) which would be in excess of the applicable proportionate amount (based on the portion of the Loan in which such Person is participating) which would then be payable to Lender if Lender had not sold a participation in that portion of the Loan.

Section 2.07. [Intentionally Omitted].

Section 2.08. Payments and Computations.

(a) Unless changed in accordance herewith, the “Payment Date” shall be the first (1st) day of each calendar month prior to the Maturity Date, beginning with the first full calendar month after the Closing Date.

(b) On each Payment Date, Borrower shall pay to Lender all interest having accrued hereunder during the immediately preceding Interest Period. Notwithstanding the foregoing, if interest for the first Interest Period shall have been paid in full in advance at the Closing, then no payment shall be due on the Payment Date in the first full calendar month thereafter. In addition to payments of interest as required herein, Borrower shall repay principal to Lender monthly in an amount equal to $62,500 commencing on the Payment Date in the thirteenth full calendar month after the Closing Date, and continuing on each Payment Datethereafter until the Maturity Date. The amounts of such principal payments shall not be affected by changes in the Note Rate nor by partial prepayments.

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(c) The Borrower shall make each payment hereunder, irrespective of any right of counterclaim or set-off, not later than 3:00 P.M. on the day when due in Dollars to the Lender at the Lender’s Account in immediately available funds.

(d) The Borrower hereby authorizes Lender, if and to the extent payment owed to Lender is not made when due hereunder, to charge from time to time against any or all of the Borrower’s accounts with Lender any amount so due.

(e) All computations of interest and fees hereunder shall be made on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fees are payable. Each determination by the Lender of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

(f) Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fees, as the case may be; provided, however , that, if such extension would cause payment of interest on the Loan to be made in the next following calendar month, such payment shall be made on the immediately preceding Business Day.

Section 2.09. Taxes.

(a) Withholding. Except as required by applicable law, any and all payments by or on account of any Obligation of the Borrower under a Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided, however, that if any deduction of Indemnified Taxes or Other Taxes shall be required, then (i) the Borrower shall increase the sum payable so that after all required deductions (including deductions applicable to additional sums payable under this Section 2.09 ) the Lender and each of its Tax Related Persons receives and retains an amount equal to the sum it would have received and retained had no such deductions been made; (ii) the Borrower shall make such deductions; and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authorities in accordance with applicable law.

(b) Other Taxes. In addition, the Borrower shall pay all Other Taxes to the relevant Governmental Authorities in accordance with applicable law. The Borrower shall deliver to Lender official receipts or other evidence of such payment reasonably satisfactory to Lender in respect of any Taxes or Other Taxes payable hereunder promptly after payment of such Taxes or Other Taxes.

(c) Indemnification. The Borrower shall indemnify Lender (including for these purposes an Assignee and a Participant) for the full amount of any Indemnified Taxes and Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted or attributable to amounts payable under this Section 2.09) paid or incurred by the Lender or its respective Tax Related Persons, as the case may be, relating to, arising out of, or in connection with, this Agreement, any other Loan Document or any payment or transaction contemplated hereby or thereby (including any Obligation under the Loan Documents). Such indemnification shall be paid within ten (10) days from the date on which Lender makes written demand therefor specifying in reasonable detail the nature and amount of such Taxes or Other Taxes. Such written demand shall be conclusive, absent manifest error.

Credit and Security Agreement

(d) Receipts. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Lender.

(e) Withholding Forms. To the extent legally entitled to do so, the Lender shall furnish to the Borrower Internal Revenue Service Forms W-8BEN, W-8ECI, W-8IMY or W-9 and, if applicable for claiming an exemption from withholding under Sections 871(h) or 881(c) of the Internal Revenue Code, a certificate representing that such Non-U.S. Lender is not a bank for purposes of Section 881(c) of the Internal Revenue Code, is not a 10% shareholder (within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code) of the Borrower or any guarantor and is not a controlled foreign corporation related to the Borrower or any guarantor of any Loan Document (within the meaning of Section 864(d)(4) of the Internal Revenue Code)), in each case, to the extent necessary to obtain a reduction of or exemption from withholding Taxes imposed by the United States of America with respect to payments made by the Borrower under any Loan Document. Lender shall provide such forms upon request by the Borrower prior to the first Payment Date after becoming a party to this Agreement and thereafter when reasonably and timely requested by the Borrower (as applicable). “United States persons” (within the meaning of Code section 7701(a)(30)) that are “exempt recipients” (within the meaning of Treasury Regulations section 1.6049-4(c)(1)(ii) (without regard to the second sentence thereof)) shall not be required to furnish an Internal Revenue Service Form W-9, except to the extent required under Treasury Regulations section 1.1441-1(d)(4) (if applicable) or upon the request of Borrower. Neither Lender, nor any of its Tax Related Persons shall be required to make available its Tax Returns (or any other information that it deems confidential) to the Borrower or any other Person.

(f) Treatment of Certain Refunds. If the Lender determines in good faith that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of Lender, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Lender agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Lender if the Lender is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require the Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

Credit and Security Agreement

(g) Survival. The obligations of the Borrower under this Section 2.09 shall survive the termination of this Agreement and the Payment in Full of the Loan and all other amounts payable hereunder or in connection herewith, including all Obligations.

Section 2.10. Use of Proceeds. The proceeds of the Loan funded at Closing shall be used to (i) refinance existing debt; (ii) fund certain re-image upgrades to certain restaurants leased and/or owned by Borrower and/or certain of its Subsidiaries; (iii) pay the fees owing to Lender and all reasonable costs and expenses incurred by Lender, including the legal fees and expenses of counsel to Lender, and the costs and expenses for title insurance, survey, recordation, and other expenses related to the Loan approved by Lender, which approval will not be unreasonably withheld; (iv) establish the Reserves required hereunder and make the initial deposits therein, and (v) to pay such other costs as are listed on the closing statement attached hereto as Schedule 5  annexed hereto.

ARTICLE III

CONDITIONS TO THE LOAN

Section 3.01. Conditions Precedent to Making the Loan on the Closing Date. The agreement of Lender to make the Loan shall become effective on and as of the first date (the “Closing Date”) on which all of the following conditions have been satisfied (unless waived in writing by the Lender):

(a) The Closing Date shall be no later than December 9, 2011, unless a later date is mutually agreed in writing by the Borrower and the Lender;

(b) The Lender shall have received the following documents, together with all schedules and exhibits thereto, each (to the extent applicable) dated as of the Closing Date and duly executed by the respective party or parties thereto (other than, to the extent so required, by the Lender), and otherwise in form and substance satisfactory to the Lender:

(i) the Credit Agreement;

(ii) the Note;

(iii) the Pledge Agreement;

(iv) the Subsidiaries Pledge and Security Agreement;

(v) the Fee Letter;

(vi) the Borrower’s Governing Documents;

(vii) the Borrower Proxy Agreement;

(viii) the Account Control Agreement;

(ix) the Franchisor Consents;

Credit and Security Agreement

(x)each other Loan Document;

(xi) a UCC Policy issued by a national title company acceptable to Lender;

(xii) the original Stock Certificates evidencing Borrower’s 100% equity ownership of Morgan’s Properties, together with, in connection therewith, the original Transfer Powers with respect to such certificate executed in blank and the original acknowledgment of pledge, executed by Morgan’s Properties and substantially in the form set forth in the applicable Exhibit to the Pledge Agreement;

(xiii) a Certificate of the Chief Financial Officer of the Borrower certifying that the Borrower is Solvent on and as of the Closing Date in substantially the form of Exhibit P;

(xiv) certificates of insurance evidencing full compliance with the requirements of this Agreement in relation thereto;

(xv) a copy of the Financing Statements (Form UCC-1) in a form acceptable to the Lender, with the Borrower, Morgan’s Properties, Morgan’s Tacos, Morgan’s New York, Morgan’s Missouri, Morgan’s Ohio, Morgan’s Pennsylvania or Morgan’s West Virginia as debtor, as applicable, and, in each case, the Lender as secured party, covering the Pledged Collateral;

(xvi) evidence that all other actions to the extent necessary or desirable, in the reasonable judgment of the Lender, to perfect and protect the first priority Liens (subject to Permitted Liens) created hereby over the Pledged Collateral have been taken, including, without limitation, receipt by the Lender of UCC and other searches satisfactory to it indicating that no other filings, encumbrances or transfers (other than Permitted Liens) with respect to the Pledged Collateral are of record in any jurisdiction in which it shall be necessary or desirable for the Lender to make a UCC filing or other filing in order to provide the Lender (for its own benefit and the benefit of each other Credit Agreement Indemnified Party) with a perfected security interest in the Pledged Collateral;.

(xvii) with respect to each of the Borrower, Morgan’s Properties, Morgan’s Tacos, Morgan’s New York, Morgan’s Missouri, Morgan’s Ohio, Morgan’s Pennsylvania or Morgan’s West Virginia, a Certificate of the Secretary of State of (A) as applicable, Missouri, Ohio, Pennsylvania, West Virginia and New York attaching its articles of incorporation dated on or a recent date prior to the Closing Date and attaching each amendment thereto on file in such office and certifying that (i) such articles of incorporation is a true and complete copy thereof, (ii) such amendments are the only amendments to such certificate on file in the applicable office, and (iii) the Borrower is duly incorporated and (B) as applicable, Missouri, Ohio, Pennsylvania, West Virginia, Illinois and New York dated on or a recent date prior to the Closing Date certifying that it is qualified and in good standing to do business under the Laws of the applicable state;

(xviii) a Certificate of the Secretary of each of the Borrower, Morgan’s Properties, Morgan’s Tacos, Morgan’s New York, Morgan’s Missouri, Morgan’s Ohio, Morgan’s Pennsylvania or Morgan’s West Virginia (the statements made in which certificate shall be true and correct on and as of the Closing Date), certifying:

Credit and Security Agreement

(A) as to the absence of any amendments to its articles of incorporation since the date of the certificate referred to in Section 3.01(b)(xvii) ,

(B) that attached thereto is a true and correct copy of its by-laws as in effect on the Closing Date,

(C) as to the due formation and good standing of it as a corporation under the Laws of Missouri, Ohio, Pennsylvania, West Virginia and New York, as applicable, as to the good standing of it as a foreign corporation under the Laws of Missouri, Ohio, Pennsylvania, West Virginia, Illinois and New York, as applicable, and as to the absence of any proceeding for the dissolution or liquidation of it;

(D) in the case of the Borrower’s certificate, that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of the Borrower authorizing the execution, delivery and performance of the Transaction Documents to which it is or is to be a party, and that such resolutions have not been revoked, annulled or modified in any manner and are in full force and effect; and

(E) as to the incumbency and specimen signature of each of its officers executing the Transaction Documents to which it is or is to be a party, and a certification of another officer of it as to the signatures of the officers signing the certificates referred to in this clause (E); and

(xix) A favorable opinion of Tucker Ellis & West LLP, special counsel to the Borrower, as to New York law and Ohio law, with respect to, among other things, general corporate matters, perfection of security interests and enforceability of agreements, in form and substance satisfactory to the Lender;

(c) All necessary governmental and third-party approvals in connection with the transactions contemplated hereby and by the other Transaction Documents and otherwise referred to herein shall have been received, except for such governmental and third party approvals that, pursuant to the provisions hereof or the Transaction Documents, are not required to be obtained on or prior to the Closing Date;

(d) No litigation by any entity (private or governmental) shall be pending or, to the Borrower’s knowledge, threatened with respect to this Agreement, any other Loan Document or any other Transaction Document or any documentation executed in connection therewith or the transaction contemplated hereby and thereby that would reasonably be expected to have a Material Adverse Business Effect on the Borrower and its Subsidiaries;

(e) All fees (including pursuant to the Fee Letter) and reasonable out-of-pocket costs and expenses including, without limitation, reasonable legal fees and expenses (and other compensation contemplated hereby) payable to the Lender required to be paid or reimbursed by the Borrower hereunder;

Credit and Security Agreement

(f) The representations and warranties of the Borrower contained in each

Transaction Document to which it is a party are correct in all material respects on and as of the Closing Date, before and after giving effect to the Loan to be made on the Closing Date and to the application of the proceeds therefrom, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date (in which case such representations and warranties shall have been true and accurate in all material respects on and as of such earlier date));

(g) An operating budget for the Fiscal Year beginning February 27, 2012 for the Borrower and its Subsidiaries;

(h) The Lender shall have received such other approvals, opinions or documents as the Lender may reasonably request;

(i) There shall have occurred no (i) material adverse change in the condition (financial or otherwise), business, operations, assets or liabilities of Borrower individually or Borrower and its Subsidiaries as a whole, from that reflected in the Borrower’s annual financial statements for the Fiscal Year ended February 27, 2011 or in the Borrower’s quarterly financial statements for the Fiscal Quarter ended August 14, 2011, shall have occurred (a “Material Adverse Change”) or (ii) any event on or after August 14, 2011 that either would be likely to have a material adverse effect on the financial condition, liquidity or future prospects of the Borrower, or which materially affects the financial and credit markets for the provision of senior secured facilities of approximately the same type and size as the Loan in the restaurant industry (a “Closing Material Adverse Effect”);

(j) No event shall have occurred and be continuing, or would result from the making of the Loan to be made on the Closing Date or from the application of the proceeds thereof, that constitutes a Default or an Event of Default; and

(k) The closing of the sale and leaseback transaction between Borrower and DBMFI shall have occurred (the “DBMFI Sale-Leaseback”).

ARTICLE IV
REPRESENTATIONS AND WARRANTIES

Section 4.01. Representations and Warranties of the Borrower.The Borrower represents and warrants as follows as of the Closing Date, and on each other date that a Section 5.03(d) Compliance Certificate is delivered by Borrower (other than those made only as of a specific date, which shall be true and correct as of such date):

(a) Existence and Power. The Borrower (i) is validly existing and in good standing as a corporation under the Laws of the State of Ohio with all requisite corporate power and authority under the Borrower’s Governing Documents to execute, deliver and perform its obligations under this Agreement and each other Transaction Document to which it is a party and to conduct its business as described in the Borrower’s Governing Documents, and (ii) has all requisite corporate power and authority to own its properties and to carry on its business as now conducted and as proposed to be conducted after the Closing Date.

Credit and Security Agreement

(b) Authority and No Violation. The execution, delivery and performance by the Borrower of this Agreement and each other Transaction Document to which it is or is to be a party, and the other transactions contemplated hereby and thereby, are within the Borrower’s corporate powers, have been duly authorized by all necessary corporate action of the Borrower, and do not (i) contravene, or constitute a default under, the Borrower’s Governing Documents, (ii) violate in any material respect any Borrower-Related Law, order, writ, judgment, injunction, decree, determination or award applicable to the Borrower, (iii) conflict with or result in the breach of, or constitute a default under any material contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument binding on the Borrower or any of its properties, or (iv) except for Liens created under the Loan Documents and other Permitted Liens, result in or require the creation or imposition of any Lien upon or with respect to any of the properties of the Borrower. The Borrower is not in violation of any Borrower-Related Law, order, writ, judgment, injunction, decree, determination or award or in breach of any contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument, except for such violations and breaches that could not, in the aggregate, reasonably be expected to have a Material Adverse Effect, except as disclosed in Borrower’s public filings, copies of which have been delivered to Lender.

(c) Governmental Approval. No consent of any Person and no authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required (except, in each case, for any such consent, authorization, approval, filing or notice that has been obtained or made, as applicable) for (i) the due execution, delivery or performance by the Borrower of this Agreement or any other Transaction Document to which it is or is to be a party, or for the consummation of the other transactions contemplated hereby, (ii) the grant by the Borrower of the security interest granted by it pursuant hereto and pursuant to the Pledge Agreement, (iii) the perfection or maintenance of the security interest created hereby and by the Pledge Agreement (including the first priority nature thereof, subject only to Permitted Liens), or (iv) the exercise by the Lender of its rights under the Transaction Documents or the remedies in respect of the Pledged Collateral pursuant hereto and the Pledge Agreement, except in each case for and (x) the filing of the Form UCC-1 Financing Statement(s) (or amendments thereto) filed pursuant to this Agreement, and any continuation statements with respect to such filings.

(d) Binding Agreements. This Agreement has been, and each other Transaction Document to which it is a party when delivered hereunder will have been, duly executed and delivered by the Borrower. This Agreement is, and each other Transaction Document to which it is a party when delivered hereunder will be, the legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws relating to or limiting creditors’ rights generally or by equitable principles.

Credit and Security Agreement

(e) Litigation and Contingent Obligations. Except as set forth on Schedule 6, there are (i) no actions, suits, litigation, investigations, or proceedings pending or, to the Borrower’s knowledge, threatened and (ii) no Contingent Obligations incurred, that (A) to the knowledge of the Borrower, purport to affect the Borrower or its Subsidiaries or any of their assets or properties which could reasonably be expected to have a Material Adverse Effect on a consolidated basis, or (B) purport to affect the legality, validity or enforceability of this Agreement or any other Transaction Document or the consummation of the transactions contemplated hereby and thereby.

(f) Financial Statements. The financial statements of the Borrower attached as Schedule 18 hereto and the financial statements delivered pursuant to Section 5.03 have been prepared in accordance with GAAP in effect as of such date, except for those financial statements delivered pursuant to Section 5.03(c)(ii) and, with respect to those financial statements delivered pursuant to Section 5.03(c)(i) , subject to year-end and audit adjustments and footnotes that may be condensed from those presented with the financial statements for a full Fiscal Year. Such financial statements are complete and correct and fairly present in all material respects the financial position and the results of operations of the Borrower and its Subsidiaries, on a consolidated basis, as of the dates of and for the periods covered by such financial statements, and (z) reflect all known liabilities, contingent or otherwise, that GAAP requires, as of such dates, to be shown or reserved against.

(g) Copyrights, Trademarks and Other Rights. Schedule 3 (as updated by the Borrower from time to time in connection with the acquisition or transfer of any such rights) lists all registered copyright interests, registered trademarks and registered patents owned by the Borrower. The Borrower has duly recorded, or caused to be duly recorded, its Copyrights, Trademarks and Patents, if any, in the United States Copyright Office and the United States Patent and Trademark Office, as applicable, and has delivered copies of all such recordations to the Lender. There is no claim, suit, action or proceeding pending or, to the Borrower’s knowledge, threatened against Borrower that involves a claim of infringement of any Copyright, Trademark or Patent which, in each case, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on Borrower on a consolidated basis.

(h) ERISA. Neither the Borrower nor any ERISA Affiliate is now, or has been in the past five years obligated to contribute to any Defined Benefit Plan. Each Plan (and each related trust, insurance contract or fund) is in compliance in all material respects with its terms and with all applicable laws, including without limitation ERISA and the Internal Revenue Code. Except as would not reasonably be expected to result in material liability to the Borrower or any of its Subsidiaries: (i) each Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code as currently in effect has been determined by the IRS to be so qualified, and each trust related to any such Plan has been determined to be exempt from federal income tax under Section 501(a) of the Internal Revenue Code as currently in effect, and no event has taken place which could reasonably be expected to cause the loss of such qualified and exempt status; (ii) each Benefit Plan has satisfied the minimum funding standard under Section 412(a) of the Internal Revenue Code and has timely paid all required minimum contributions under Section 430(j) of the Internal Revenue Code; (iii) no Benefit Plan has applied for or received a waiver of the minimum funding standard pursuant to Section 412(c) of the Internal Revenue Code or Section 302(c) of ERISA; and (iv) there are no existing, pending or, to the knowledge of the Borrower, threatened claims (other than routine claims for benefits in the normal course), sanctions, actions, lawsuits or other proceedings or investigation involving any Plan to which the Borrower or any of its Subsidiaries has incurred or otherwise has or could have an obligation or any liability.

Credit and Security Agreement

(i) Taxes, Etc. All material Tax Returns and other reports required by applicable law to be filed by the Borrower have been filed, or extensions have been obtained, and all material Taxes imposed upon the Borrower or any property of the Borrower and which are required to have been paid, withheld, deducted or deposited have been paid, withheld, deducted or deposited, except those which are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP. There is no tax assessment proposed in writing against the Borrower which is not being actively contested by the Borrower in good faith and by appropriate proceedings for which adequate reserves have been established in accordance with GAAP. Borrower is not a “foreign person” within the meaning of Sections 1445 or 7701 of the Code.

(j) Investment Company Act. The Borrower is not an “investment company,” or “affiliated person” of, or a “promoter” or “principal underwriter” for, an “investment company,” within the meaning of the 1940 Act, and neither the making of the Loan, nor the application of the proceeds or repayment thereof by the Borrower, nor the consummation of the other transactions contemplated hereby, will require the Borrower to register as an “investment company” under the 1940 Act.

(k) Environmental Laws. Except as set forth on Schedule 11  , neither the Borrower nor any Subsidiary of the Borrower has (i) any obligations or liabilities, known or unknown, matured or not matured, absolute or contingent, assessed or unassessed, which could reasonably be expected to have a Material Adverse Effect, and (ii) no claims have been made against the Borrower or any Subsidiary of the Borrower and no presently outstanding citations or notices have been issued against the Borrower or any Subsidiary of the Borrower , which could reasonably be expected to have a Material Adverse Effect, which in either case have been or are imposed by reason of or based upon any provision of any Environmental Law, including, without limitation, any such obligations or liabilities relating to or arising out of or attributable, in whole or in part, to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation or handling of any Hazardous Materials by the Borrower or any Subsidiary of the Borrower, or any of its employees, agents, representatives or predecessors in interest in connection with or in any way arising from or relating to the Borrower or any Subsidiary of the Borrower or any of their owned or leased properties, or relating to or arising from or attributable, in whole or in part, to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation or handling of any such substance, by any other Person at or on or under any of the real properties owned or used by the Borrower or any Subsidiary of the Borrower or any other location where such could reasonably be expected to have a Material Adverse Effect.

(l) Anti-Money Laundering Regulations. The Borrower and each of its Subsidiaries has complied in all material respects with all applicable anti-money laundering Laws and regulations, including, without limitation, applicable provisions of the Patriot Act

(m) Compliance with Laws. The Borrower and each of its Subsidiaries is not in violation of any Borrower-Related Law, except for such violations which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. The making of the Loan hereunder, the intended use of the proceeds of such Loan and any other transactions contemplated under the Transaction Documents do not violate any Borrower-Related Law in any material respect.

Credit and Security Agreement

(n) Federal Reserve Regulations. The Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any “Margin Stock” (as defined in Regulation U). No part of the proceeds of the Loan will be used (i) to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock, or (ii) for any other purpose, in each case, violative of or inconsistent with any of the provisions of any regulation of the Board of Governors, including, without limitation, Regulations T, U and X thereto.

(o) Subsidiaries; Organizational Structure. As of the Closing Date, the Borrower has no Subsidiaries other than Morgan’s Properties, Morgan’s Tacos, Morgan’s Ohio, Morgan’s Pennsylvania, Morgan’s West Virginia, Morgan’s Missouri and Morgan’s New York. Attached hereto as Schedule 8 is an organizational chart of Borrower and its subsidiaries, including a true, correct and complete list of all equity interests in Borrower and in each of Borrower’s Subsidiaries. Except as set forth on Schedule 8, Borrower has not outstanding (i) equity interests, (ii) securities or other obligations convertible into, or exchangeable for, equity interests of Borrower or any of its Subsidiaries, (iii) subscription, right, warrant or option entitling any Person to purchase equity interests of Borrower or any of its Subsidiaries, or (iv) right of any Person to receive any phantom equity or share of profits or distributions on a basis similar to holders of membership interests in Borrower.

(p) Ownership of Pledged Collateral. All of the existing Pledged Collateral is owned legally and beneficially by the Borrower, and Morgan’s Properties is free and clear of all Liens, except for Permitted Liens. Article VII of this Agreement, together with the filing of the financing statement(s) pursuant to this Agreement and the Subsidiaries Pledge and Security Agreement (as such filings may be updated from time to time in accordance with the terms hereof and thereof) and the Pledge Agreement and each Account Control Agreement, create in favor of the Lender, a valid and perfected first priority security interest (subject only to Permitted Liens) in the Pledged Collateral, securing the payment of all Obligations purported to be secured thereby.

(q) Material Contracts. The Borrower has made available for the Lender’s review, true, correct and complete copies of (i) all Material Contracts and (ii) all material agreements, instruments and documents to which a Subsidiary is a party or by which its assets may be bound (each a “Material Subsidiary Contract”). Each Material Contract and each Material Subsidiary Contract is in full force and effect. The Borrower is not in material default in the performance, observance or fulfillment of any of the material obligations, covenants or conditions contained in any agreement, instruments or other document (including, without limitation, any Material Contract) and no Subsidiary is in material default in the performance, observance or fulfillment of any of the material obligations, covenants or conditions contained in any Material Subsidiary Contract, and to the knowledge of the Borrower, no other party to any such agreement, instrument or other document is in default of its obligations under any such agreement which default could reasonably be expected to have a Material Adverse Business Effect.

Credit and Security Agreement

(r) Books and Records. The Borrower has maintained its books, records, resolutions and agreements as official records.

(s) [Intentionally Omitted].

(t) Solvency. The Borrower was not organized with the intent to hinder, delay or defraud any of its creditors or any creditor of any other Person, and has not entered into the arrangements contemplated under this Agreement, the other Loan Document or by the other Transaction Documents, nor does it intend to make any transfer or incur any obligations thereunder, with actual intent to hinder, delay or defraud either present or future creditors. On and as of the Closing Date, on a pro forma basis after giving effect to all indebtedness (including the Loan), the Borrower is and will be Solvent.

(u) Accuracy of Information. All written information, reports, certificates and statements provided by the Borrower to any Secured Party for purposes of or in connection with this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby are true, correct and complete in all material respects as of the date to which such information speaks and no such information contains any material misrepresentation or any omission to state therein matters necessary to make the statements made therein not misleading in any material respect under the circumstances in which they were made.

(v) No Side Agreements. The Loan Documents and the other Transaction Documents constitute the only agreements, instruments or other documents with respect to the transactions contemplated thereby among the parties thereto (other than the organizational documents of the Borrower and Subsidiaries, including their respective operating agreements) and the Borrower has not entered into any side agreements with any such parties with respect to the subject matter thereof.

(i) [Intentionally Omitted].

(w) [Intentionally Omitted].

(x) [Intentionally Omitted].

(y) Title to Collateral. The Borrower has good and valid rights in or the power to transfer the Pledged Collateral and title to the Pledged Collateral with respect to which it has purported to grant a security interest hereunder, free and clear of all Liens except for Permitted Liens, and has full power and authority to grant to the Lender the security interest in such Pledged Collateral pursuant to Section 7. When financing statements have been filed in the appropriate offices against the Borrower listed on Schedule 7 , Lender will have a fully perfected first priority security interest in that Pledged Collateral in which a security interest may be perfected by filing, subject only to Permitted Liens.

(z) Borrower’s Name. The Borrower’s name in which it has executed this Agreement is the exact name as it appears in the Borrower’s organizational documents, as amended, as filed with the Borrower’s jurisdiction of organization.

Credit and Security Agreement

(aa)     Type  of  Entity.     The  type  of  entity  of  the  Borrower,  its  state  of organization, the organizational number issued to it by its state of organization and its federal employer identification number are set forth on Schedule 7.

(bb) Collateral Locations. All locations where Pledged Collateral is located are listed on Schedule 19. All of said locations are owned by the Borrower except for locations (i) which are leased by the Borrower as lessee and designated on Schedule 15 and (ii) at which Inventory is held in a public warehouse or is otherwise held by a bailee or on consignment as designated on Schedule 19.

(cc) Accounts. All of the Borrower’s and Subsidiaries Deposit Accounts and securities accounts are listed on Schedule 16 .

(dd) Letter-of-Credit Rights and Chattel Paper. Schedule 23 lists all Letter-ofCredit Rights and Chattel Paper of the Borrower. All action by the Borrower necessary or desirable to protect and perfect the Lender’s Lien on the Letter-of-Credit Rights and the Chattel Paper listed on Schedule 23  (including the delivery of all originals and the placement of a legend on all Chattel Paper as required hereunder) has been duly taken.

(ee) Copyrights, Trademarks and Patents. The Borrower has no interest in, or title to, any Patent, Trademark or Copyright except as set forth on Schedule 3  .

(ff) Equipment. None of the Equipment is covered by any certificate of title, except for the vehicles described on Schedule 23. None of the Pledged Collateral is of a type for which security interests or liens may be perfected by filing under any federal statute except for (a) any vehicles described on Schedule 23 and (b) any registered Copyrights held by the Borrower and described on Schedule 3. The legal description, county and street address of each property on which any Fixtures are located is set forth on Schedule 23  together with the name and address of the record owner of each such property.

(gg) Financing Statements. No financing statement or security agreement describing all or any portion of the Pledged Collateral which has not lapsed or been terminated naming the Borrower as debtor has been filed or is of record in any jurisdiction except (i) for financing statements or security agreements naming the Lender as the secured party and (ii) as permitted by Section 5.02(a).

(hh) Ownership of Collateral. The Borrower is the direct, sole beneficial owner and sole holder of record of the Pledged Collateral, free and clear of any Liens, except for Permitted Liens and the security interest granted to the Lender. The Borrower further represents and warrants that (i) all Pledged Collateral constituting Capital Stock has been (to the extent such concepts are relevant with respect to such Pledged Collateral) duly authorized, validly issued, are fully paid and non assessable, (ii) with respect to any certificates delivered to the Lender representing any Capital Stock, either such certificates are “securities” as defined in Article 8 of the UCC as a result of actions by the issuer or otherwise, or, if such certificates are not securities, the Borrower has so informed the Lender so that the Lender may take steps to perfect its security interest therein as a General Intangible, (iii) all Pledged Collateral held by a securities intermediary is covered by an Account Control Agreement and (iv) all Pledged Collateral which represents Indebtedness owed to the Borrower has been duly authorized, authenticated or issued and delivered by the issuer of such Indebtedness, is the legal, valid and binding obligation of such issuer and such issuer is not in default thereunder. In addition, (i) none of the Pledged Collateral has been issued or transferred in violation of the securities registration, securities disclosure or similar laws of any jurisdiction to which such issuance or transfer may be subject, (ii) there are existing no options, warrants, calls or commitments of any character whatsoever relating to the Pledged Collateral or which obligate the issuer of any Capital Stock included in the Pledged Collateral to issue additional Capital Stock, and (iii) no consent, approval, authorization, or other action by, and no giving of notice, filing with, any governmental authority or any other Person is required for the pledge by the Borrower of the Pledged Collateral pursuant to Section 7  or for the execution, delivery and performance of this Agreement by the Borrower, or for the exercise by Lender of the voting or other rights provided for in this Agreement or for the remedies in respect of the Pledged Collateral pursuant to this Agreement, except as may be required in connection with such disposition by laws affecting the offering and sale of securities generally.

Credit and Security Agreement

(ii) Joint Ventures and Partnerships. Except as set forth on Schedule 9 , as such Schedule may be updated from time to time by Borrower to add joint ventures and partnerships thereto to the extent permitted hereunder, neither Borrower nor any of its Subsidiaries is engaged in any joint venture or partnership with any other Person.

(jj) Indebtedness. Neither Borrower nor any of its Subsidiaries has any Debt other than as permitted pursuant to Section 5.02(b) .

(kk) Transactions with Affiliates. Neither Borrower nor any of its Subsidiaries has entered into or is a party to any transaction with any Affiliate except as permitted pursuant to Section 5.02(p).

(ll) Labor Matters. Except as set forth in Schedule 13  , as of the Closing Date there is no collective bargaining agreement or certification covering, or being negotiated on behalf of, any of the employees of Borrower or any of its Subsidiaries. As of the Closing Date, no attempt is being or will be made to organize the employees of Borrower or any of its Subsidiaries, nor is any such activity pending, threatened or planned.

(mm) Commercial Tort Claims. Schedule 21 identifies all existing Commercial Tort Claims of the Borrower as of the Closing Date and, as updated from time to time, any other Commercial Tort Claims identified in accordance with an amendment required pursuant to Section 7.03(b).

ARTICLE V
COVENANTS OF THE BORROWER

Section 5.01. Affirmative Covenants .Until the Payment in Full of the Secured Obligations on the Debt Collection Date, Borrower will, unless consented to in writing by the Lender:

Credit and Security Agreement

(a) Compliance with Laws, etc. Comply with, and cause its properties to be maintained and used in accordance with, all applicable Borrower-Related Laws and orders applicable to it or its properties, including, without limitation, compliance with all Environmental Laws and the obtaining and compliance in all respects with and maintaining of any and all licenses, approvals, registrations or permits required by Environmental Laws, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(b) Payment of Taxes and Claims. Duly and timely file all material Tax Returns that it is required by applicable law to file, and duly and timely pay (i) all material Taxes, assessments and other governmental charges imposed upon it or on any of its properties or assets or in respect of any of its franchises, business, income or property before any penalty or interest accrues thereon, and (ii) all claims (including claims for labor, services, materials and supplies) for sums which have become due and payable prior to the same becoming subject to a Lien upon any of its properties or assets and prior to the time when any penalty or fine shall be incurred with respect thereto; provided, however, that no such Taxes, assessments and governmental charges referred to in clause (i) above or claims referred to in clause (ii) above need be paid if being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and if adequate reserves shall have been set aside therefor in accordance with GAAP. After the occurrence and during the continuance of an Event of Default, or as necessary in the discretion of the Lender to prevent seizure or attachment of any Collateral by any Governmental Authority, the Lender is authorized, in its sole discretion, to pay any Taxes imposed on the Borrower (not paid or protested by the Borrower) to the proper taxing authority for the account of the Borrower and to charge the Borrower or any guarantor thereof; provided, however, that none of Lender or any of its affiliates shall be liable for any Taxes that may be due by the Borrower.

(c) Preservation of Existence, etc. Preserve and maintain its existence as a corporation, and its rights (charter and statutory) and authority, except such rights and authority the loss of which could not reasonably be expected to have a Material Adverse Effect.

(d) Inspection Rights. Upon reasonable notice, at any reasonable time during normal business hours and not more often than is reasonable under the circumstances, permit the Lender or any agents or representatives thereof to examine and make copies of and abstracts from the records and books of account of the Borrower, and to discuss the affairs, finances and accounts of the Borrower with any officer of the Borrower, and permit any officer of the Borrower to disclose to the Lender or any agents or representatives thereof any and all financial statements and other information of any kind that either of them may have with respect to the Borrower and, after prior notice to the Borrower (setting forth the time and place of such meeting), and provided that the Borrower may be present therefor, to discuss the affairs, finances and accounts of the Borrower with its independent certified public accountants and permit such accountants to disclose to the Lender any and all financial statements and other information of any kind that they may have with respect to the Borrower; provided that the Lender and any such agents or representatives shall keep confidential all nonpublic information obtained pursuant to the terms of Section 12.12. Prior to the occurrence of any Event of Default, the costs of any such examination, discussion or copying shall be paid by the Lender. After the occurrence and during the continuation of an Event of Default, the Borrower shall assume or pay all reasonable costs and expenses associated with any such examination, discussion or copying.

Credit and Security Agreement

(e) Keeping of Books. Keep complete, proper and separate books of record and account, including a record of all costs and expenses incurred, all charges made, all credits made and received, and all income derived in connection with the operation of the business of the Borrower, all in accordance with GAAP, in each case to the extent necessary to enable the Borrower to comply with the periodic reporting requirements of this Agreement.

(f) Performance of Obligations. Duly observe and perform all material terms and conditions of the Material Contracts and diligently protect and enforce the rights of the Borrower (or any Affiliate of Borrower) under all such Material Contracts in a manner consistent with prudent business judgment.

(g) Assigned Contracts. Promptly enforce in all material respects each Assigned Contract in accordance with the terms (subject to the terms of Article VII) hereof), and take all such action to such end as may be from time to time reasonably requested by the Lender and, upon the occurrence and during the continuance of an Event of Default, and upon the reasonable request of Lender, make to each other party to each such Assigned Contract demands and requests for information and reports or for action as the Borrower is entitled to make under such Assigned Contract, and not take any action, and shall not to permit any action to be taken by others, that would release any party from any of such party’s material covenants or obligations under any Assigned Contract, except with the prior written consent of the Lender.

(h) Maintenance of Licenses, Permits and Properties. Maintain all licenses and permits necessary to own its properties and to conduct its activities in accordance with all Laws, rules, regulations and orders applicable to the Borrower or its properties, except where the failure to maintain such licenses or permits could not reasonably be expected to have a Material Adverse Effect. Keep its tangible properties which are material to its business in good repair, working order and condition (ordinary wear and tear excepted).

(i) Rating. Subject to standard confidentiality undertakings, the Borrower will take all actions reasonably requested by the Lender to seek a non-published rating by Moody’s, S&P or, to the extent considered necessary by the Lender, such other rating agency reasonably approved in writing by the Borrower, for collateral that includes the Loan or for a trust that owns such collateral, and shall otherwise cooperate with the reasonable efforts of the Lender in connection therewith. The Lender agrees to pay or reimburse all reasonable out-of-pocket costs and expenses incurred by the Borrower in connection with the foregoing rating process.

(j) Insurance. The Borrower will maintain, with reputable insurance companies rated no less than “A-, VIII” by A.M. Best (or an equivalent rating by another insurance rating company reasonably satisfactory to the Lender), and insurance on all of its Property, wherever located, in such amounts and covering such risks as is consistent with sound business practice (including, without limitation, loss or damage by fire or explosion, business interruption and public liability insurance) and, in all cases, acceptable to Lender, and Borrower will furnish to Lender upon request full information (including documentation) as to the insurance carried. Each certificate and policy relating to the Property of the Borrower and/or business interruption coverage shall contain an endorsement, in form and substance acceptable to Lender, showing loss payable to Lender. Each certificate and policy relating to coverage other than the foregoing shall, if required by Lender, contain an endorsement naming Lender as an additional insured under such policy. Such endorsement or an independent instrument furnished to Lender shall provide that the insurance companies will give Lender at least thirty (30) days’ written notice before any such policy or policies of insurance shall be altered adversely to the interests of Lender or cancelled (for non-payment of premium or otherwise) and that no act, whether willful or negligent, or default of any Credit Party or any other Person shall affect the right of Lender to recover under such policy or policies of insurance in case of loss or damage. In the event any Credit Party, at any time or times hereafter shall fail to obtain or maintain any of the policies or insurance required herein or to pay any premium in whole or in part relating thereto, then Lender, without waiving or releasing any obligations or resulting Default hereunder, may at any time or times thereafter (but shall be under no obligation to do so) obtain and maintain such policies of insurance and pay such premiums and take any other action with respect thereto which Lender deems advisable. All sums so disbursed by Lender shall be part of the Obligations, payable as provided in this Agreement.

Credit and Security Agreement

(k) Control Agreements. Take all reasonable steps in order for Lender to obtain control in accordance with Section 8-106, 9-104, 9-105, 9-106, and 9-107 of the UCC with respect to all of Borrower’s and its Subsidiaries’ Securities Accounts (as such term is defined in the UCC), Deposit Accounts, Chattel Paper, Investment Property and Letter-of-Credit Rights.

(l) ERISA. The Borrower, its Subsidiaries and all ERISA Affiliates shall establish, maintain and operate all Plans to comply in all material respects with the provisions of ERISA, the Internal Revenue Code and all applicable laws, the regulations and interpretation thereunder and the respective requirements of the governing documents for such Plans. As soon as reasonably possible, and in any event, within ten (10) Business Days after the Borrower or any of its Subsidiaries or any ERISA Affiliate knows of the occurrence of any of the following events which would reasonably be expected to result in material liability to the Borrower or any of its Subsidiaries, the Borrower will deliver to the Lender, at Borrower’s expense, written notice of: (i) the failure to timely pay a minimum required contribution or installment to a Benefit Plan provided under Section 430 of the Internal Revenue Code, (ii) the filing by a Benefit Plan of an application for the waiver of the minimum funding standard under Section 412(c) of the Internal Revenue Code or Section 302(c) of ERISA, (iii) the failure to pay a required contribution or installment or a Multiemployer Plan on or before the applicable due date; and (iv) the occurrence of a Termination Event and any action that the Borrower or ERISA Affiliate proposed to take with respect thereto, together with a copy of any notices received from or filed with the PBGC, IRS or Multiemployer Plan pertaining thereto. The Borrower will deliver to the Lenders a copy of each funding waiver request filed with the Internal Revenue Service or any other governmental agency with respect to any Benefit Plan and all communications received by Borrower or any of its Subsidiaries or ERISA Affiliates from the Internal Revenue Service or other government agency with respect to such funding waiver request.

Credit and Security Agreement

(m) Formation of Subsidiaries. At the time that Borrower forms any direct or indirect Subsidiary or acquires any direct or indirect Subsidiary after the Closing Date, Borrower shall (a) cause such new Subsidiary to deliver such security documents (including mortgages, deeds of trust or deeds to secure debt, as applicable, with respect to any real property owned by such new Subsidiary, as well as appropriate financing statements (and with respect to all property subject to a mortgage, deed of trust or deed to secure debt, as applicable, fixture filings), all in form and substance reasonably satisfactory to Lender (including being sufficient to grant Lender a first priority Lien (subject only to Permitted Liens) in and to the assets of such newly formed or acquired Subsidiary), (b) provide to Lender a pledge agreement and appropriate certificates and share transfer powers and financing statements, pledging and hypothecating all of the direct or beneficial ownership interest in such new Subsidiary, in form and substance reasonably satisfactory to Lender, and (c) provide to Lender all other documentation reasonably satisfactory to Lender, including one or more opinions of counsel, which in Lender’s opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above (including policies of title insurance or other documentation with respect to all real property subject to a mortgage). Any document, agreement, or instrument executed or issued pursuant to this Section 5.01(m) shall be a Loan Document.

(n) After Acquired Real Property. Any estate or interest in real property acquired by or for the benefit of Borrower (or any of its Subsidiaries) from and after the date hereof shall be vested in the name of Morgan’s Properties. If Borrower or any Subsidiary of Borrower acquires any estates or interests (other than a leasehold interest) in real property after the Closing Date, Borrower or such Subsidiary shall, concurrently with such acquisition, (i) execute and deliver a mortgage, deed of trust or deed to secure debt, as applicable, (and any other documents reasonably requested by Lender) in favor of Lender encumbering such estate or interest in real property in form and substance acceptable to Lender, (ii) provide to Lender all other documentation, which in its opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above (including without limitation, policies of title insurance and applicable endorsements, environmental reports and a reliance letter with respect thereto and ALTA surveys of such real property, in each case in form, substance and scope satisfactory to Lender and as provided by title companies, environmental consultants and surveyors satisfactory to Lender) and (iii) take such further action as Lender may reasonably deem necessary or desirable in connection therewith.

(o) Transfer of Non-Operating Properties. Borrower shall use diligent efforts to market and sell the Non-Operating Properties. If Borrower has not sold all Non-Operating Properties by September 15, 2012, then fee title to each such remaining Non-Operating Property shall be immediately transferred to Morgan’s Properties by recording a grant deed in favor of Morgan Properties in the applicable county recorder’s office. Borrower shall promptly deliver a copy of each such recorded deed to Lender.

(p) Borrower’s Operating Account. Borrower shall maintain the Borrower’s Operating Account and not change the location from U.S. Bank National Association throughout the term of the Loan.

Section 5.02. Negative Covenants. Until the Payment in Full of the Secured Obligations on the Debt Collection Date, Borrower will not, and will not cause or permit its Subsidiaries to, unless consented to in writing by the Lender:

Credit and Security Agreement

(a) Liens, etc. Create, incur, assume or suffer to exist any Lien on or with respect to any of its properties or assets of any character (including, without limitation, the Pledged Collateral) whether now owned or hereafter acquired, or sign or file, under the UCC of any jurisdiction, a financing statement or copyright mortgage that names the Borrower as debtor, or sign any security agreement authorizing any secured party thereunder to file such financing statement or copyright mortgage, or assign any accounts or other right to receive income, excluding, however , from the operation of the foregoing restrictions the following (such exclusions collectively being “Permitted Liens”):

(i) bankers’ rights of set-off for uncollected items and routine fees and expenses arising in the ordinary course of business;

(ii) Liens for taxes and other governmental charges and assessments (and other Liens imposed by law) not yet delinquent or being contested in good faith and by proper proceedings and as to which appropriate reserves (in the reasonable judgment of the Borrower) are being maintained, unless and until any Lien resulting therefrom attaches to its property and becomes enforceable against its other creditors;

(iii) Liens existing as of the date hereof and set forth on Schedule 10 ;

(iv) restrictions on transfers of Securities under applicable Laws;

(v) Liens granted under the Transaction Documents;

(vi) Liens arising out of attachments, judgments or awards which do not otherwise result in a Default or Event of Default under this Agreement;

(vii) Liens arising from deposits made in connection with obtaining worker’s compensation or other unemployment insurance;

(viii) Liens granted as security for Non-Recourse Debt;

(ix) Liens granted by Subsidiaries to licensors under any license agreement; and

(x) other Liens securing assets with a value, at the time of such grant, not to exceed $50,000 in the aggregate at any one time outstanding.

(b) Debt . Create, incur, assume or suffer to exist, any Debt other than:

(i) Debt incurred pursuant to the Loan Documents;

(ii) trade payables incurred in the ordinary course of business and payable on customary trade terms and not otherwise prohibited hereunder incurred;

(iii) intercompany Debt, and guarantees (solely to the extent such guarantees are on Debt permitted to be incurred hereunder); and

(iv) Debt existing as of the date hereof and set forth on Schedule 10 .

Credit and Security Agreement

(c) Mergers, etc. Whether in one transaction or a series of transactions, wind up, liquidate or dissolve its affairs, or enter into any transaction of merger or consolidation, or sell or otherwise dispose of all or substantially all of its property, stock, Common Units or assets or agree to do or suffer any of the foregoing, except that (i) any Subsidiary of the Borrower may merge with and into, or transfer assets to, the Borrower or another Subsidiary of the Borrower; provided, that at the time of such merger or transfer and after giving effect thereto no Default or Event of Default shall have occurred and be continuing; provided further, that if such merger involves the Borrower, the Borrower shall be the surviving entity, (ii) in connection with any Permitted Acquisition, any Subsidiary of the Borrower may merge with and into, or transfer assets to, another Subsidiary of the Borrower or a third-party, and (iii) any Subsidiary of the Borrower may wind up, liquidate or dissolve its affairs, or sell or otherwise dispose of all or substantially all of its property, stock, equity interests or assets (each of the foregoing, a “Dissolution”); provided, that at the time of any such Dissolution and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing; provided further , that prior to any such Dissolution, such Subsidiary makes a Disposition of its property, stock, equity interests or assets to another Subsidiary.

(d) Acquisitions, Sales, etc. of Assets. Enter into any partnership, joint venture or sale and leaseback transaction (other than the DBMFI Sale-Leaseback), or purchase or otherwise acquire (in one or a series of related transactions) any portion of the property or assets of any Person or sell, lease, transfer, assign (by operation of law or otherwise) or otherwise dispose of, or grant any option with respect to, directly or indirectly (or agree to any of the foregoing at any future time), all or any material portion of its property or assets or any of the Pledged Collateral, except (i) acquisitions and dispositions of the Permitted Investments in the ordinary course of business, (ii) the entering into of any Permitted Acquisition, and (v) sales of obsolete, worn-out or surplus property no longer useful in the business of the Borrower.

(e) Investments in Other Persons. Make or hold any Investment in any Person except for (i) Investments made in connection with any Permitted Acquisition, and (ii) Investments made with the proceeds of the issuance of additional equity interests of the Borrower, provided, that (x) the aggregate amount of Investments made under this sub-clause (ii) shall not exceed $150,000 in any twelve-month period and (y) no Investments under sub-clauses (i), or (ii) shall occur if at the time thereof a Default or Event of Default shall have occurred and be continuing.

(f) Amendment, etc. of Transaction Documents and Governing Documents. Cancel or terminate any Transaction Document or the Borrower’s Governing Documents or consent to or accept any cancellation or termination thereof, amend, modify or change in any manner any material term or condition of any Transaction Document or the Borrower’s Governing Documents, waive any default under or any breach of any material term or condition of any Transaction Document or the Borrower’s Governing Documents, agree in any manner to any other amendment, modification or change of any material term or condition of any Transaction Document or the Borrower’s Governing Documents.

(g) Financial Covenants. Fail to maintain or achieve the following financial covenants with respect to Borrower and its Subsidiaries:

Credit and Security Agreement

(i) Leverage Ratio. A Funded Debt to EBITDA Ratio, measured on a Fiscal Quarter-end basis, of less than or equal to the required applicable ratio set forth in the following table for the period of twelve (12) consecutive months ending on the date of such Fiscal Quarter end set forth opposite thereto:

Applicable Ratio	Applicable Fiscal Quarter End
2.50:1.00	February 26, 2012
2.50:1.00	May 20, 2012
2.50:1.00	August 12, 2012
2.50:1.00	November 4, 2012
2.25:1.00	March 3, 2013
2.25:1.00	May 26, 2013
2.25:1.00	August 18, 2013
2.25:1.00	November 10, 2013
2.00:1.00	March 2, 2014
2.00:1.00	May 25, 2014
2.00:1.00	August 17, 2014
2.00:1.00	November 9, 2014
1.50:1.00	March 1, 2015
1.50:1.00	May 24, 2015
1.50:1.00	August 16, 2015
1.50:1.00	November 8, 2015
1.25:1.00	February 28, 2016
1.25:1.00	May 22, 2016
1.25:1.00	August 14, 2016
1.25:1.00	November 6, 2016

(ii) Minimum EBITDA. Consolidated EBITDA, measured on a Fiscal Quarter-end basis, of at least the amount set forth in the following table for the period of twelve (12) consecutive months ending on the date of such Fiscal Quarter end set forth opposite thereto:

Minimum EBITDA	Applicable Fiscal Quarter End
2,700	February 26, 2012
2,700	May 20, 2012
2,700	August 12, 2012
2,700	November 4, 2012
3,000	March 3, 2013
3,000	May 26, 2013
3,000	August 18, 2013
3,000	November 10, 2013
3,400	March 2, 2014
3,400	May 25, 2014
3,400	August 17, 2014
3,400	November 9, 2014
3,800	March 1, 2015
3,800	May 24, 2015
3,800	August 16, 2015
3,800	November 8, 2015
4,200	February 28, 2016
4,200	May 22, 2016
4,200	August 14, 2016
4,200	November 6, 2016

Credit and Security Agreement

(iii) Fixed Charge Coverage Ratio. A Fixed Charge Coverage Ratio, measured on a Fiscal Quarter-end basis, of at least the required applicable ratio set forth in the following table for the period of twelve (12) consecutive months ending on the date of such Fiscal Quarter end set forth opposite thereto:

Applicable Ratio	Applicable Fiscal Quarter End
1.25:1.00	February 26, 2012
1.50:1.00	May 20, 2012
1.75:1.00	August 12, 2012
1.75:1.00	November 4, 2012
2.00:1.00	March 3, 2013
2.00:1.00	May 26, 2013
2.00:1.00	August 18, 2013
2.00:1.00	November 10, 2013
2.50:1.00	March 2, 2014
2.50:1.00	May 25, 2014
2.50:1.00	August 17, 2014
2.50:1.00	November 9, 2014
3.00:1.00	March 1, 2015
3.00:1.00	May 24, 2015
3.00:1.00	August 16, 2015
3.00:1.00	November 8, 2015
3.50:1.00	February 28, 2016
3.50:1.00	May 22, 2016
3.50:1.00	August 14, 2016
3.50:1.00	November 6, 2016

(iv) Minimum Liquidity. Unrestricted cash as of the end of any accounting period of at least $1,500,000.

(h) Negative Pledge. Enter into or suffer to exist any agreement prohibiting or conditioning the creation or assumption of any Lien upon any of its Property, other than (i) any such agreement in favor of the Lender, (ii) in connection with any Permitted Acquisition by a Subsidiary, or (iii) with respect to Non-Recourse Debt.

(i) Capital Expenditures. Make any Capital Expenditures and Required Capital Expenditures in the aggregate in excess of $4,000,000 per Fiscal Year.

(j) Nature of Activities. Directly or indirectly engage in any business other than (i) the ownership and operation of “Kentucky Fried Chicken”, “KFC”, “Pizza Hut”, “Taco Bell” or any other Yum! Brands, Inc. brand restaurants and (ii) other activities incidental to, or necessary or desirable to effect, the foregoing, including acquisitions of, and investments in, Business is not otherwise prohibited by this Agreement or any other Loan Document.

Credit and Security Agreement

(k) Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so; provided that each Subsidiary may make Restricted Payments to the Borrower.

(l) ERISA . (i) Sponsor, maintain or contribute to any Defined Benefit Plan; (ii) fail to satisfy the minimum funding standard under Section 412(a) of the Internal Revenue Code; (iii) fail to timely pay all required minimum contributions and all required installments under Section 430(j) of the Internal Revenue Code; (iv) apply for a waiver of the minimum funding standard under Section 412(c) of the Internal Revenue Code, (v) fail to pay a required contribution or installment to a Multiemployer Plan on or before the applicable due date; or (vi) cause a Termination Event, except, with respect to items (ii), (iii), (iv), (v) and (vi) above, that would not reasonably be expected to result in material liability to the Borrower or any of its Subsidiaries.

(m) No Impairment of Pledged Collateral. Impair in any material respect the value, interest or rights of the Lender in the Pledged Collateral.

(n) Consolidated Tax Returns. File consolidated tax returns with any other Person, except as required by law.

(o) Certain Conveyances. Make any conveyance or enter into any transaction or incur any obligations with any intent to hinder, delay or defraud any of its creditors or any creditor of any other Person.

(p) Transactions with Affiliates. Enter into or be party to any transaction with an Affiliate, except (i) amendments to the organizational documents of the Borrower not prohibited hereunder, (ii) transactions contemplated by the Transaction Documents or any Permitted Acquisition, (iii) payment of reasonable compensation to officers and employees for services actually rendered, (iv) payment of customary directors’ or managers’ fees and indemnities, (v) transactions with Affiliates in the ordinary course of business, upon fair and reasonable terms and no less favorable, in the aggregate, than would be obtained in a comparable arm’s-length transaction with a non-Affiliate, and (vi) any other transactions in effect as of the date hereof and set forth on Schedule 12.

(q) Fiscal Year End. Change its fiscal year end to a date other than the Sunday nearest the last day of February in each year.

(r) Use of Proceeds. Use the proceeds of the Loan for any purpose other than to (i) refinance existing debt; (ii) fund certain re-image upgrades to certain restaurants leased and/or owned by Borrower and/or certain of its Subsidiaries; (iii) pay the fees owing to Lender and all reasonable costs and expenses incurred by Lender, including the legal fees and expenses of counsel to Lender, and the costs and expenses for title insurance, survey, recordation, and other expenses related to the Loan approved by Lender, which approval will not be unreasonably withheld; (iv) establish the Reserves required hereunder and make the initial deposits therein, and (v) to pay such other costs as are listed on the closing statement attached hereto as Schedule 5 annexed hereto and (vi) thereafter, consistent with the terms and conditions hereof, for working capital and general corporate purposes.

Credit and Security Agreement

(s) Hazardous Materials . Cause or permit any of its properties or assets to be used to generate, manufacture, refine, transport, treat, store, handle, dispose, transfer, produce or process Hazardous Materials, except in compliance in all material respects with all applicable Environmental Laws, nor release, discharge, dispose of or permit or suffer any release or disposal as a result of any intentional act or omission on its part of any Hazardous Materials onto any such property or asset in violation of any Environmental Law, in each case, except where the same could not reasonably be expected to result in a Material Adverse Effect.

Section 5.03.Reporting Requirements. Until the Payment in Full of the Secured Obligations on the Debt Collection Date Borrower will, unless consented to in writing by the Lender:

(a) Default Notice . As soon as possible and in any event within five (5) Business Days after an Authorized Officer of the Borrower obtains actual knowledge thereof, a notice setting forth the details of (i) any Default or Event of Default and the action that the Borrower has taken and proposes to take with respect thereto and (ii) any action or event which could reasonably be expected to have a Material Adverse Effect.

(b) Annual Financial Reports . As soon as available, but not later than ninety (90) days after the end of each Fiscal Year beginning with the Fiscal Year ending February 26, 2012, a copy of the audited annual report of the Borrower and each of its Subsidiaries, on a consolidated basis, for such Fiscal Year, accompanied by the report of any “Big Four” or other nationally-recognized independent public accounting firm reasonably acceptable to the Lender, which report shall (i) contain an unqualified opinion, stating that such consolidated financial statements present fairly in all material respects the financial position for the periods indicated in conformity with GAAP and (ii) not include any explanatory paragraph expressing substantial doubt as to going-concern status, and that includes the following information:

(i) Consolidated balance sheets of the Borrower and its Subsidiaries as of the last day of such Fiscal Year and the related consolidated statements of income, members’ equity, and cash flow for such Fiscal Year and the notes associated with each, all prepared in accordance with GAAP, and setting forth in each case in comparative form the figures for the previous Fiscal Year;

(ii) Unaudited consolidating balance sheets of Borrower, its Subsidiaries and for each Subsidiary of the Borrower formed or acquired after the date hereof for such Fiscal Year as of the last day of such Fiscal Year; and

(iii) Copies of all management letters issued to the Borrower by its auditors.

(c) Quarterly Financial Reports .

(i) As soon as available, but not later than forty-five (45) days after the end of each Fiscal Quarter, copies of the following:

Credit and Security Agreement

(A) the consolidated balance sheets of the Borrower and its Subsidiaries as of the last day of such Fiscal Quarter, and the related consolidated statements of income and cash flow for such Fiscal Quarter and setting forth in each case in comparative form the figures for the corresponding Fiscal Quarter, in the previous Fiscal Year;

(B) the financial statements referred to in this Section 5.03(c) will be unaudited, prepared in accordance with GAAP (except that footnotes may be condensed from those presented with financial statements for a full Fiscal Year and may be subject to year end adjustments) and certified as complete and correct, fairly presenting in all material respects the financial position and results of operations of the Borrower and its Subsidiaries by the Chief Financial Officer of the Borrower and

(C) Unaudited consolidating balance sheets of Borrower, its Subsidiaries and for each Subsidiary of the Borrower formed or acquired after the date hereof for such Fiscal Quarter as of the last day of such Fiscal Quarter.

(ii) As soon as available, but not later than sixty (60) days after the end of each Fiscal Year, beginning with the Fiscal Year ending February 26, 2012, a draft of the unaudited financial statements of the Borrower and its Subsidiaries referred to in subsection (A) immediately above, together with a summary of material events occurring during such Fiscal Quarter with respect to Borrower and its Subsidiaries. The Borrower shall not be required to certify as to the completeness and correctness of the financial statements furnished pursuant to this Section 5.03(c)(ii) .

(d) Reports by Management; Compliance Certificates. Concurrently with delivery of financial statements required under Section 5.03(b) and (c) above:

(i) a management discussion and analysis report, in reasonable detail, outlining the financial condition and results of operations of the Borrower and its Subsidiaries for that Fiscal Year or Fiscal Quarter, and for that portion of the Fiscal Year then ended with respect to Section 5.03(c) above, in a form reasonably acceptable to the Lender;

(ii) a report setting forth in comparative form the corresponding figures for the corresponding period of the previous Fiscal Year and the corresponding figures from the most recent annual operating budget for the current Fiscal Year delivered pursuant to Section 5.03(j) and discussing the reasons for any significant variations; and

(iii) a signed Section 5.03(d) Compliance Certificate.

The Lender acknowledges and agrees that the form of management discussion and analysis report contained in the financial statements on Schedule 18 is reasonably acceptable to the Lender for purposes of subsection (i) above.

Credit and Security Agreement

(e) Periodic Financial Reports. So long as the Funded Debt to EBITDA Ratio, measured on an accounting period-end basis, is equal to or greater than 2.0:1.0 for the period of thirteen (13) consecutive accounting periods ending on the date of such accounting period end, as soon as practicable and in any case within forty-five (45) calendar days after the end of each such accounting period, consolidated and consolidating financial statements (including a balance sheet and cash flow and operations statements) showing the financial condition and results of operations of the Borrower and its Subsidiaries as of the end of each such accounting period and for the then elapsed portion of the current Fiscal Year, together with comparisons to the corresponding periods in the preceding year and the budget for such periods, accompanied by a certificate of an officer that such financial statements have been prepared in accordance with GAAP consistently applied (except for the absence of notes thereto and the making of certain normal year-end or quarterly accruals and adjustments, none of which will be individually or in the aggregate material).

(f) Litigation. Promptly and in any event within five (5) Business Days upon an Authorized Officer of the Borrower obtaining knowledge thereof, notice of all actions, suits, litigation and proceedings involving amounts in excess of $75,000 or which could reasonably be expected to have a Material Adverse Effect before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting the Borrower or any Transaction Document of the type described in Section 4.01(e) .

(g) [Intentionally Omitted].

(h) [Intentionally Omitted].

(i) [Intentionally Omitted].

(j) Annual Operating Budgets. As soon as available and in any event no later than the last day of the first Fiscal Quarter of each Fiscal Year of the Borrower, an annual operating and capital expenditure budget for the Fiscal Year (arranged by quarter) and a twelve (12) month cash flow projection for such Fiscal Year (arranged by month) of the Borrower and its Subsidiaries on a consolidated and consolidating basis, approved by the Board of Directors of the Borrower. The Lender acknowledges and agrees that the Borrower delivered to the Lender the operating budget of the Borrower and its Subsidiaries for the Fiscal Year beginning February 27, 2012 pursuant to Section 3.01(g).

(k) Reports, Financial Statements and Press Releases. Promptly upon their becoming available, copies of all reports, financial statements, press releases and other information which the Borrower shall release, send or make available to its Shareholders generally.

(l) [Intentionally Omitted].

(m) [Intentionally Omitted].

(n) Other Notices. Promptly upon receipt thereof, copies of any other material notices, requests, reports, financial statements, audit results and other material written information and documents received by the Borrower under or pursuant to any other Transaction Document, (other than those issued or sent by the Lender) and, from time to time upon request by the Lender, such information and reports required under such other Transaction Documents as the  Lender  may  reasonably  request;  provided,  however,  that  the  failure  to  deliver  such documents shall not constitute a breach of this Agreement by the Borrower if the Lender has received such documents from any other Person.

Credit and Security Agreement

(o) Other Information . Such other information with respect to the business, condition (financial or otherwise), operations, performance or properties of the Borrower in the possession or control of the Borrower promptly after the Lender’s reasonable request in writing therefor.

ARTICLE VI
EVENTS OF DEFAULT

Section 6.01. Events of Default. If any of the following events (each an “Event of Default”) shall occur and be continuing:

(a) the Borrower shall fail to pay (i) any principal on the Loan on the Maturity Date (ii) any interest or principal on the Loan as and when the same is due under this Agreement or under any other Loan Document (provided, however, Borrower shall have a one time 3 day grace period during the term of the Loan) or (iii) or any fees or other amounts payable by it under this Agreement or under any other Loan Document within 10 days of when the same becomes due and payable; or

(b )any representation or warranty made or deemed made by the Borrower under or in connection with any Loan Document or any other certificate or report made by or on behalf of the Borrower hereunder or thereunder shall prove to have been false or misleading in any material respect when made or deemed made and the events or circumstances which gave rise to such false or misleading representation and warranty shall remain unremedied for thirty (30) days after an Authorized Officer of the Borrower has actual knowledge thereof; or

(c) the Borrower or any of its Subsidiaries (as applicable to such Subsidiary) fails to perform or observe any term, covenant or other agreement contained in any of Sections 5.02(a), 5.02(b), 5.02(g), 5.02(h), 5.02(m) or 5.02(o); or

(d) the Borrower or any of its Subsidiaries (as applicable to such Subsidiary) shall fail to perform or observe any other term, covenant or agreement contained in this Agreement or in any of the other Loan Documents, in each case, other than any such term, covenant or agreement that is the subject of another provision of this Section 6.01 (in which event such other provision of this Section 6.01  shall govern) and such failure, if capable of being remedied, shall remain unremedied for fifteen (15) days after the earlier of (i) an Authorized Officer of the Borrower has actual knowledge thereof and (ii) written notice thereof is given to Borrower by Lender; or

(e) (i) the Borrower shall generally be unable to pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors, or (ii) any proceeding shall be instituted by or against the Borrower seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any Law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property (and if such case, proceeding or other action is instituted against the Borrower, such case, proceeding or other action results in the entry of any order of relief against it or shall remain undismissed for a period of sixty (60) days), or (iii) the Borrower shall take any action to authorize any of the actions set forth in clause (i) or (ii) of this subsection (d); or

Credit and Security Agreement

(f) any judgment or order (which, in the case of a judgment or order for the payment of money shall equal or exceed $75,000) shall be rendered against the Borrower and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order and such proceedings shall not have been stayed within thirty (30) days or (ii) there shall be any period of thirty (30) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(g) default shall be made with respect to any payment of any Debt (of the Borrower or any Subsidiary of the Borrower in excess of $25,000 in the aggregate when due, or in the performance of any other obligation incurred in connection with any such Debt if the effect of such non-payment default is to accelerate the maturity of such Debt or to permit the holder thereof to cause such Debt to become due prior to its stated maturity and such default shall not be remedied, cured, waived or consented to within the grace periods provided for; or

(h) any material provision of any Loan Document to which the Borrower is a party shall for any reason cease, in any material respect, to be valid and binding on or enforceable against the Borrower or the Borrower denies that it has any or further liability or obligation under such Loan Document, or purports to revoke, terminate or rescind any Loan Document; or

(i) the Lender shall at any time not have a valid and perfected first priority security interest in any of the Pledged Collateral, other than due to any action or inaction on the part of Lender, with an aggregate value (as determined by the Lender in its sole discretion) of greater than $500,000 subject only to Permitted Liens; or

(j) (i) An ERISA Termination Event shall occur that in the opinion of the Lender, could reasonably be expected to result in a liability or obligation, in excess of $100,000 under Title IV of ERISA or (ii) the Borrower or any of its ERISA Affiliates fails to make a contribution with respect to any Pension Plan sufficient to give rise to a Lien under Section 430(k) of the IRC or Section 303(k) of ERISA; or

(k) a Change in Control shall have occurred with respect to the Borrower or any of its Subsidiaries; or

(l) the Borrower or any of its Subsidiaries shall for any reason dissolve or the Board of Directors of Borrower shall have voted or consented to the dissolution of the Borrower or any of its Subsidiaries, then, and in any such event, the Lender may declare the Loan, all interest accrued thereon, and all other Obligations of the Borrower under the Loan Documents to be forthwith due and payable, whereupon the Loan, all such interest and all such other Obligations of the Borrower under the Loan Documents shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however , that upon the occurrence of an event described in clause (d) above, the Loan, all such interest and all other such other Obligations of the Borrower under the Loan Documents shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower. As a result of such acceleration, (i) Default Interest shall start accruing on any amounts due and payable hereunder, and capitalized and added to the Loan, and (ii) the Lender shall have the right to foreclose on the Pledged Collateral. The Lender shall have, in addition to all other rights and remedies under this Agreement or otherwise, all other rights and remedies provided under the UCC of each applicable jurisdiction and other applicable Laws, which rights shall be cumulative.

Credit and Security Agreement

ARTICLE VII
GRANT OF SECURITY INTEREST, PLEDGE AND ASSIGNMENT

Section 7.01. Pledge and Assignment.

The Borrower hereby pledges, assigns and grants to the Lender, a security interest in all of its right, title and interest in, to and under all the following property, whether now owned by or owing to, or hereafter acquired by or arising in favor of the Borrower (including under any trade name or derivations thereof), and whether owned or consigned by or to, or leased from or to, the Borrower, and regardless of where located, together with the proceeds thereof (all of which will be collectively referred to as the “Borrower Pledged Collateral”):

(a) all Accounts;

(b) all Assigned Contracts;

(c) all Chattel Paper;

(d) all Copyrights, Patents and Trademarks;

(e) all Documents;

(f) all Equipment;

(g) all Fixtures;

(h) all General Intangibles (other than the Franchise Agreements);

(i) all Goods;

(j) all Instruments;

(k) all Inventory;

(l) all Investment Property;

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(m) all cash or cash equivalents;

(n) all letters of credit, Letter-of-Credit Rights and Supporting Obligations;

(o) all Deposit Accounts with any bank or other financial institution;

(p) all Securities Accounts;

(q) all Commercial Tort Claims; and

(r) and all accessions to, substitutions for and replacements, proceeds (including Stock Rights), insurance proceeds and products of the foregoing, together with all books and records, customer lists, credit files, computer files, programs, printouts and other computer materials and records related thereto and any General Intangibles at any time evidencing or relating to any of the foregoing. Notwithstanding the foregoing, Borrower Pledged Collateral shall not include any equity interests in Morgan’s Missouri, Morgan’s New York, Morgan’s Ohio, Morgan’s Pennsylvania, Morgan’s Taco’s or Morgan’s West Virgina.

Section 7.02. Security for Obligations. This Article VII secures the payment of all Obligations of the Borrower now or hereafter existing or incurred under, arising out of or in connection with this Agreement and each of the other Loan Documents, whether for principal, interest, fees, expenses, indemnities or otherwise (all such Obligations of the Borrower being the “Secured Obligations”)

Section 7.03.Delivery of Borrower Pledged Collateral.

(a) The Borrower shall (i) deliver to the Lender on or prior to the Closing Date the originals of all Instruments, Securities, Chattel Paper, Investment Property and Documents (if any then exist), (ii) hold in trust for the Lender upon receipt and immediately thereafter deliver to the Lender any Instruments, Securities, Chattel Paper, Investment Property and Documents evidencing or constituting Borrower Pledged Collateral, (iii) upon the Lender’s request, deliver to the Lender (and thereafter hold in trust for the Lender upon receipt and immediately deliver to the Lender) any Document evidencing or constituting Borrower Pledged Collateral and (iv) upon the Lender’s request, deliver to the Lender a duly executed amendment in the form of Exhibit N hereto (a “Security Amendment”), pursuant to which the Borrower will confirm the pledge of such additional Borrower Pledged Collateral hereunder and, immediately upon execution of such Security Amendment, deliver the originals of all Instruments, Securities, Chattel Paper, Investment Property and Documents, constituting such additional Borrower Pledged Collateral. The Borrower hereby authorizes the Lender to attach each Security Amendment to this Agreement and agrees that all additional Borrower Pledged Collateral set forth in such Security Amendments shall be considered to be part of the Borrower Pledged Collateral hereunder.

(b) The Borrower shall promptly, and in any event within two (2) Business Days after the same is acquired by it, notify the Lender of any Commercial Tort Claim acquired by it and, unless the Lender otherwise consents, the Borrower shall enter into a Security Amendment, identifying, and granting to the Lender a first priority security interest in such Commercial Tort Claim.

(c) The Lender shall have the right, at any time in its discretion after the occurrence and during the continuance of an Event of Default and without notice to the Borrower, to transfer to or to register in the name of the Lender or any of its nominees any or all of such Borrower Pledged Collateral and the rights specified in Section 7.10 . Promptly after any such transfer or registration, the Lender shall give notice thereof to the Borrower, but the failure to give such notice shall not affect any of the rights or remedies of the Lender hereunder. The Lender shall have the right at any time to exchange instruments or certificates representing or evidencing such Borrower Pledged Collateral for instruments or certificates of smaller or larger denominations.

Section 7.04. Borrower Remains Liable. Anything herein to the contrary notwithstanding, (a) the Borrower shall remain liable under the contracts and agreements included in the Borrower Pledged Collateral to the extent set forth therein to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (b) the exercise by the Lender of any of the rights hereunder shall not release the Borrower from any of its duties or obligations under the contracts and agreements included in the Borrower Pledged Collateral, and (c) Lender shall have no obligation or liability under the contracts and agreements included in the Borrower Pledged Collateral by reason of this Agreement, nor shall any such Person be obligated to perform any of the obligations or duties of the Borrower thereunder or to take any action to collect or enforce any claim for payment assigned hereunder, except as otherwise provided in Section 7.08 hereof.

Section 7.05. Further Assurances.

(a) The Borrower agrees that, at any time and from time to time, at the expense of the Borrower, the Borrower will promptly execute and deliver all further instruments and documents, and take all further action that the Lender may reasonably request, in order to perfect and protect any assignment and security interest granted or purported to be granted hereby or to enable the Lender to exercise and enforce its rights and remedies hereunder with respect to any Borrower Pledged Collateral.

(b) The Borrower hereby authorizes the Lender to file one or more financing or continuation statements, and any amendments thereto, relating to all or any part of the Borrower Pledged Collateral, which financing or continuation statements may contain collateral descriptions which cover all assets of the Borrower, whether now owned by or owing to, or hereafter acquired by or arising in favor of, the Borrower. A photocopy or other reproduction of this Agreement or any financing statement covering the Borrower Pledged Collateral or any part thereof shall be sufficient as a financing statement where permitted by law; provided that such financing statement (or a combination of several financing statements) shall cover the Borrower Pledged Collateral in its entirety.

Credit and Security Agreement

(c) The Borrower will not, without giving the Lender not less than thirty (30) days’ prior written notice thereof and after having executed and delivered to the Lender such further instruments and documents in connection therewith as may be requested by the Lender pursuant to this Section 7.05, change its form or jurisdiction of organization or name, or move or transfer from the location specified in Section 12.02 hereof (or any subsequent location) its principal place of business or chief executive office or the location of the Borrower’s books and records with respect to the Borrower Pledged Collateral.

Section 7.06. Lender Appointed Attorney-in-Fact. The Borrower hereby irrevocably appoints the Lender the Borrower’s attorney-in-fact, with full authority in the place and stead of the Borrower and in the name of the Borrower or otherwise, to from time to time upon the occurrence and during the continuance of an Event of Default, in its sole discretion, to take any action and to execute any instrument that the Lender, in its reasonable judgment, may deem necessary or advisable to accomplish the purposes of this Agreement, including, without limitation, to receive, endorse and collect all instruments made payable to the Borrower representing any payment or other distribution in respect of the Borrower Pledged Collateral or any part thereof and to give full discharge for the same, and to file any claims or take any action or institute any proceedings that the Lender, in its reasonable judgment, may deem necessary or desirable for the collection of any of the Borrower Pledged Collateral or otherwise to enforce compliance with the terms and conditions of each Assigned Contract or the rights of the Lender with respect to any of the Borrower Pledged Collateral. Without limiting the generality of the foregoing and notwithstanding anything to the contrary in any of the Transaction Documents, the parties hereto agree that at the direction of the Lender upon the occurrence and during the continuance of an Event of Default, the Lender shall have the full power and authority to enforce compliance on behalf of the Borrower with the terms and conditions of each Assigned Contract or the rights of the Lender with respect to any of the Borrower Pledged Collateral.

Section 7.07. Lender May Perform. If the Borrower fails to perform any agreement contained herein, the Lender may itself perform, or cause the performance of, such agreement, and the expenses of the Lender incurred in connection therewith shall be payable by the Borrower under Section 11.01 and/or Section 12.04(a) .

Section 7.08. Reasonable Care. The powers conferred on the Lender hereunder are solely to protect its interest in the Borrower Pledged Collateral and shall not impose any duty upon it to exercise any such powers. The Lender shall be deemed to have exercised reasonable care in the custody and preservation of the Borrower Pledged Collateral in its possession if the Borrower Pledged Collateral is accorded treatment substantially equal to that which an ordinary person accords its own property, it being understood that Lender shall have no responsibility for taking any necessary steps to preserve rights against any parties with respect to any Borrower Pledged Collateral, other than, with respect to the Lender, (a) the safe custody of any Borrower Pledged Collateral in its possession, (b) the accounting for monies actually received by it hereunder and (c) the application of monies in accordance with this Agreement.

Credit and Security Agreement

Section 7.09. [Intentionally Omitted].

Section 7.10. Remedies Upon Default. If any Event of Default shall have occurred and be continuing:

(a) The Lender may exercise in respect of the Borrower Pledged Collateral, in addition to other rights and remedies provided for herein or otherwise available to it under this Agreement or applicable law, all of the rights and remedies of a secured party under the UCC in effect in the State of New York at that time (whether or not the UCC applies to the Borrower Pledged Collateral at issue) to the fullest extent permitted under applicable law, and the Lender may also, without notice except as specified below, sell the Borrower Pledged Collateral or any part thereof in one or more parcels at public or private sale, or at any of the Lender’s offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Lender may deem commercially reasonable. The Borrower agrees that, to the extent notice of sale shall be required by law, at least ten (10) days’ notice to the Borrower of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Lender shall not be obligated to make any sale of Borrower Pledged Collateral or any part thereof regardless of notice of sale having been given. The Lender may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. At any time an Event of Default has occurred and is continuing, the Lender may (a) provide notice to each depository bank that is a party to an Account Control Agreement that an Event of Default has occurred hereunder and (b) exercise its rights under the Account Control Agreement over the Operating Account to give directions and instructions with respect to the Operating Account, and to exclude Borrower from access to the Operating Account and the ability to give directions and instructions with respect to the accounts covered thereby. All payments received by the Lender at any time after an Event of Default has occurred and is continuing shall be applied to the Obligations under the Loan Documents as set forth in Section 8.05.

(b) Any cash held by the Lender as Borrower Pledged Collateral and all cash proceeds received by the Lender in respect of any sale of, collection from, or other realization upon, all or any part of the Borrower Pledged Collateral shall be paid promptly after receipt thereof (and after payment of any amounts payable to the Lender pursuant to Sections 11.01 and 12.04 hereof) in whole or in part by the Lender pursuant to Section 8.05  .

Section 7.11. Continuing Assignment and Security Interest; Transfer of the Loan. This Agreement shall create a continuing security interest in the Borrower Pledged Collateral and shall (i) remain in full force and effect until the Payment in Full of the Secured Obligations on the Debt Collection Date, (ii) be binding upon the Borrower and its successors and assigns, and (iii) inure, together with the rights and remedies of the Lender hereunder, to the benefit of the Lender and its successors, transferees and assigns. Without limiting the generality of the foregoing clause (iii), Lender may assign any of its interest in the Loan to any other Person to the extent permitted by Article X , and such other Person shall thereupon become vested with all the benefits in respect thereof granted to the Lenders herein or otherwise. Upon the Payment in Full of the Secured Obligations on the Debt Collection Date, the Borrower shall be entitled to the return, upon its request and at its expense, of such of the Borrower Pledged Collateral as shall not have been sold or otherwise applied pursuant to the terms hereof and the Lender will execute and deliver such instruments, including UCC termination statements, as the Borrower may reasonably request to confirm the release and discharge of the Liens granted hereunder.

Credit and Security Agreement

Section 7.12. Quiet Enjoyment. The Lender acknowledges and agrees that the security interest granted hereunder is subject to the rights of Quiet Enjoyment (as defined below) of third Persons (which are not Affiliates of the Borrower) party to exploitation agreements, whether existing on the date hereof or hereafter executed. For the purpose hereof, “Quiet Enjoyment” shall mean in connection with the rights of a licensee, the Lender’s agreement that its rights under this Agreement and the other Transaction Documents and in the Borrower Pledged Collateral are subject to the rights of such licensee to distribute, exhibit and/or to exploit the rights licensed to them under such exploitation agreement, and to receive prints or tapes and other delivery items or have access to preprint material or master tapes and other items to which they are entitled in connection therewith and that, even if the Lender shall become the owner of the Borrower Pledged Collateral in case of an Event of Default, the Lender’s ownership rights shall be subject to the rights of said parties under such agreement; provided, however , that such licensee shall not be in default under the relevant exploitation agreement. The Lender agrees that upon the reasonable request of the Borrower it will provide written confirmation (in a form reasonably acceptable to the Lender) of such rights of Quiet Enjoyment to licensees under the exploitation agreements. None of the foregoing constitutes an agreement by the Lender to the granting of any security interest to any Person under any exploitation agreement, except as otherwise permitted by this Agreement.

ARTICLE VIII
[INTENTIONALLY OMITTED]

ARTICLE IX
RESERVES

Section 9.01. Remodel Reserve.

(a) Borrower shall deposit with Lender (or such agent as Lender may designate in writing from time to time) $1,500,000 at Closing and additional funds as set forth in Section 2.05(b) for the purposes set forth in this Section (said funds, together with any investment earnings thereon and additions thereto, the “Remodel Reserve”). Funds contained in the Remodel Reserve shall be utilized by Borrower solely for the Required Capital Expenditures described in Schedule 20 attached hereto (the “Scheduled Work”), and following completion of all the Scheduled Work, any other Required Capital Expenditures and any liquidated damages payment owed to KFC Corporation pursuant to Section 1(i)(vii) of the Remodel Agreement, and shall not be used by Borrower for purposes for which any other Reserve is established. In the event that the funds available from the Remodel Reserve are insufficient to pay for the required work, Borrower shall pay the amount of such deficiency. Upon written application of Borrower, Borrower shall be entitled to draw upon the Remodel Reserve to pay for the costs of such work after such costs shall have been incurred by Borrower and invoiced, provided that (i) the Reserve Disbursement Conditions shall have been satisfied, and (ii) where such Schedule identifies a specific dollar amount to a specific work item, no funds shall be drawn from the Reserve for such item in excess of the specified dollar amount, except only if Borrower shall demonstrate to Lender’s reasonable satisfaction that the additional funds are available from savings from another work item that has been completed.

Credit and Security Agreement

(b) Where this Agreement provides that the “Reserve Disbursement Conditions” shall apply, the same are as follows: (i) no Event of Default shall exist, and no uncured Default shall exist, other than a Default that will be cured by the payment from the Remodel Reserve that is then being requested, (ii) Borrower shall provide invoices and receipts if applicable and such other evidence as Lender may reasonably request to substantiate that the conditions for the disbursement shall have been satisfied, (iii) disbursements from the Remodel Reserve shall be requested no more frequently than once each month, (iv) funds from the Remodel shall be used only to pay (or to reimburse Borrower for payment of) costs and expenses incurred in arms’ length transactions to Persons who are not Affiliates of Borrower, (v) each draw request shall at least equal to $100,000, (vi) all documents and information provided shall be in form and substance satisfactory to Lender in its reasonable discretion, (vii) Lender shall have received evidence reasonably satisfactory to Lender that, KFC Corporation has approved any Scheduled Work for which Borrower is requesting disbursement, (viii) if applicable, Borrower shall provide Lender with lien waivers and other documentation of lawful and workmanlike progress or completion and lien-free status, all as may be reasonably requested by Lender, including, where applicable, copies of building permits and other required authorizations, inspection sign-offs, certificates of occupancy, and other regulatory acknowledgements of progress, completion, and compliance with applicable legal and regulatory requirements, and (ix) Lender shall have completed such inspections (if any) as it deems appropriate under the circumstances, and the results of the same shall be satisfactory to Lender in its reasonable discretion. Lien waivers may be conditioned on payment, in which case Lender may (but need not) disburse payment directly to the applicable contractor. Lender and KFC Corporation shall respond to Borrower’s disbursement request within 10 business days after receipt by such of all documents and other information required to be delivered to Lender pursuant to this Section 9.01(b).

(c) Borrower hereby grants and pledges to Lender a security interest in any and all monies now or hereafter comprising any Reserves, including all funds paid to or held by Lender for such purposes, and all earnings on and proceeds of any or all of the foregoing, in each case as security for the payment of the Loan and the payment and performance of all other Obligations. Upon the occurrence of a Default and prior to an Event of Default, Lender shall have no obligation to disburse any amount from any Reserve, other than a disbursement that will directly cure the Default, and as to which all other conditions shall have been satisfied. Upon the occurrence of an Event of Default, Lender shall have all rights and remedies under the Loan Documents and under applicable law. Without limitation, Lender shall have no obligation to disburse any amount from any Reserve, and Lender is expressly authorized to hold all or any portion of the Reserves and not apply the same to the Obligations, to apply all or any portion of the Reserves against any of the Obligations in any order that Lender determines, to apply all or any portion of the Reserves otherwise as provided herein, or to dispose of any or all of the same in accordance with applicable law.

(d) Lender shall invest the funds in the Reserves in Permitted Investments, except that Lender shall have no obligation to invest or pay any interest or other return on (i) other Reserves of $25,000 or less, (ii) funds held or to be held for 45 days or less, or (iii) any funds after an Event of Default. Subject to the exceptions specified above, all such investment earnings shall be taxed to Borrower, shall be added to the applicable Reserve, and shall be held, disbursed and applied in the same manner and under the same conditions as the balance of the subject Reserve. Without limitation, funds may be held in Permitted Investments that are short-term money market investments or in so-called money market or market rate accounts. Provided that Lender shall hold or invest the Reserves in accordance with standards that Lender reasonably determines to be accepted or customary among holders of similar funds in connection with rated debt or rated pools of debt, Lender shall not be responsible for any loss or failure to produce any return. Further and in any event, Lender shall not be responsible to produce any specific rate of return. Borrower shall provide to Lender or to the applicable bank, at any time upon request of Lender, IRS Forms W-8 and W-9.

Credit and Security Agreement

(e) Lender shall have the right at any time to request from Borrower written authorization in form and substance satisfactory to Lender, separate and apart from the authorizations set forth in the Loan Documents, to make (or refrain from making) any payment from or with respect to any Reserve (including payments to Lender for credit against the obligations of Borrower hereunder), or to take (or refrain from taking) any action pertaining to any Reserve. Lender shall have no obligation to request any such written authorization ever, and Lender’s not requesting any such written authorization shall not give rise to any rights in Borrower or any obligation, liability or detriment of Lender. Further, Lender’s requesting such written authorization in any case or cases shall not give rise to any obligation to request such written authorization in any subsequent case. If such written authorization is given, then Lender shall have the right to rely on the same irrevocably. If Lender requests any such written authorization for any matter which the Loan Documents or applicable law permits or requires Lender to do under the circumstances then in effect or as contemplated in such request for written authorization, then until such time as Lender receives such written authorization (including any time following denial of such written authorization) Lender is hereby irrevocably authorized to do any one or more of the following, at Lender’s option (i) hold all or any part of the applicable Reserve without making payment therefrom, (ii) make any payments from the Reserve that are then permitted or required under the Loan Documents or applicable law, or (iii) exercise or refrain from exercising any other rights or remedies pertaining to the Reserves that are then permitted under the Loan Documents or under applicable law. Lender’s rights under the foregoing sentence may be exercised simultaneously or seriatim in any combination or sequence. If Lender shall exercise any of such rights by reason of not having received any requested written authorization, and if the requested written authorization is subsequently given (or if a denial of written authorization is subsequently rescinded), Lender shall not then be required to undo the results of any such exercise of rights, and Lender shall not be bound by any obligation which Lender determines in its reasonable discretion is inconsistent with any of the rights that have been so exercised. The rights of Lender under this subsection shall govern and prevail notwithstanding anything to the contrary in the Loan Documents or elsewhere. Without limitation, the rights of Lender under this subsection shall govern and prevail over any provision of the Loan Documents which imposes on Lender any obligation whatsoever pertaining to any Reserve.

(f) This Article shall apply to all Reserves that are specifically identified in this Article IX and also to any other Reserves that are required pursuant to the Loan Documents.

(g) Borrower’s obligations to make deposits into each Reserve are separate from Borrower’s obligations to make deposits into each other Reserve, and from its obligations to pay as and when due all principal, interest, and other amounts owing under the Loan Documents. Without limitation, nothing in this Article shall excuse Borrower’s performance of any obligation set forth elsewhere in this Agreement or in the Loan Documents. The Reserves shall be held in Lender’s name at one or more financial institutions selected by Lender in its sole discretion. The Reserves are not and shall not be trust funds. Lender is authorized to commingle moneys held in the Reserves among the Reserves and with other moneys held by Lender. Lender may (but need not) disburse payment from any Reserve directly to the applicable vendor, by joint check to Borrower and the applicable contractor, or to Borrower, in each case as determined by Lender in its sole discretion. To the extent that Reserves are funded from Loan proceeds, whether at Closing or otherwise, the amount so funded shall constitute principal outstanding hereunder. Upon full and final payment of the Obligations, any funds remaining in any Reserve shall be disbursed to Borrower.

Credit and Security Agreement

ARTICLE X
ASSIGNMENTS AND PARTICIPATIONS

Section 10.01.Assignments and Participations.

(a) Borrower acknowledges that Lender may on or after the Closing Date sell and assign one or more participation interests in and to the Loan, or pledge, hypothecate or encumber, or sell and assign all or any portion of the Loan, to or with such domestic or foreign banks, insurance companies, pension funds, trusts or other institutional lenders or other Persons, parties or investors (including, without limitation, grantor trusts, owner trusts, special purpose corporations, REMICs, FASITs, real estate investment trusts or other similar or comparable investment vehicles) as may be selected by Lender in its sole and absolute discretion and on terms and conditions satisfactory to Lender in its sole and absolute discretion; provided, however, that Lender shall not be entitled to do any of the foregoing to or with a Direct Competitor. Borrower and all other Persons associated or connected with the Loan or the Property shall cooperate in all respects with Lender, in connection with the sale of participation interests in, or the pledge, hypothecation or encumbrance or sale or assignment of all or any portion of, the Loan, and shall, in connection therewith, execute and deliver such estoppels, certificates, instruments and documents as may be reasonably requested by Lender. Borrower grants to Lender the right to distribute to any Investor or any Rating Agency rating securities or the Loan all documents and information which Lender now has or may hereafter acquire relating to the Loan, Borrower, any guarantor, any indemnitor, the Pledged Collateral and/or the Property, which shall have been furnished by Borrower, any guarantor, any indemnitor, or any party to any Loan Document, or which was otherwise furnished in connection with the Loan, as Lender in its discretion determines necessary or desirable. If requested by Lender, Borrower shall execute and deliver, and shall cause each other Person associated or connected with the Loan or the Property to execute and deliver, at no cost or expense to Borrower, such documents and instruments as may be necessary to split the Loan into two or more loans evidenced by separate sets of notes and secured by separate sets of other related Loan Documents, or to terminate any cross-default provisions with respect to any other loan, to the full extent required by Lender to facilitate the sale of participation interests in the Loan or the sale of the Loan or the making of a loan to Lender secured by the Loan, it being agreed that (a) any such splitting of the Loan will not adversely affect or diminish the rights of Borrower as presently set forth herein and in the other Loan Documents and will not increase the respective obligations and liabilities of Borrower or any other Person associated or connected with the Loan, the Collateral or the Property, (b) the Loan Documents securing the Loan as so split will have such priority of lien as may be specified by Lender, and (c) the retained interest of Lender in the Loan as so split shall be allocated to or among one or more of such separate loans in a manner specified by Lender in its sole and absolute discretion.

Credit and Security Agreement

(b) Pursuant to any assignment or participation of all or any portion of the Loan as contemplated in this Section to any Person (an “Assignee”) (a) Lender may, subject to compliance with Section 12.14 , transfer its obligations hereunder and under the other Loan Documents (or may transfer the portion thereof corresponding to the transferred portion of the Obligations) and, except as otherwise specified herein, any Assignee shall succeed to the rights and obligations of Lender and a Credit Agreement Indemnified Party hereunder in respect of the transferred portion, and (b) Lender shall relinquish its rights and be released from its obligations hereunder and under the Loan Documents as to the transferred portion. The liabilities of Lender and each of the other Assignees shall be separate and not joint and several. Neither Lender nor any Assignee shall be responsible for the obligations of any other Assignee.

(c) Lender, each Assignee and each participant and their respective Affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with the Borrower, any Affiliate of Borrower, any Subsidiary and any Person who may do business with or own interests in or securities of any Borrower or any such Affiliate or Subsidiary, without any duty to account therefor.

(d) This Agreement is being entered into by Lender individually and as agent for all present and future Assignees, and privity of contract is hereby created among Lender and all present and future Assignees, on the one hand, and Borrower, on the other hand.

(e) Lender shall have the right from time to time to sever the Note and the other Loan Documents into one or more separate notes, pledge agreements and other security documents (the “Severed Loan Documents ”) in such denominations as Lender shall determine in its sole discretion for purposes of evidencing and enforcing its rights and remedies provided hereunder. Borrower shall execute and deliver to Lender from time to time, promptly after the request of Lender, a severance agreement and such other documents as Lender shall request in order to effect the severance described in the preceding sentence, all in form and substance reasonably satisfactory to Lender. Borrower hereby absolutely and irrevocably appoints Lender as its true and lawful attorney, coupled with an interest, in its name and stead to make and execute all documents necessary or desirable to effect the aforesaid severance, Borrower ratifying all that its said attorney shall do by virtue thereof; provided, however, Lender shall not make or execute any such documents under such power until three (3) days after notice has been given to Borrower by Lender of Lender’s intent to exercise its rights under such power.

(f) Borrower acknowledges that Lender may incur additional costs and fees (including, without limitation, attorneys’ fees) in connection with the preparation of documentation regarding the administrative and legal relationship between the Loan Documents. In addition to all other amounts due from Borrower hereunder, Borrower hereby agrees to pay to Lender, on demand, any and all such costs and fees (including, without limitation, attorneys’ fees).

Credit and Security Agreement

ARTICLE XI
INDEMNIFICATION

Section 11.01. Indemnification.

(a) In addition to all other sums due hereunder or provided for in this Agreement or in any other Loan Document, the Borrower agrees to pay, indemnify, defend, and hold the Credit Agreement Indemnified Parties harmless (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, damages, costs and expenses including, but not limited to, punitive, exemplary, consequential or indirect damages and liabilities of any kind (including, without limitation, any liability attributable to the breach by the Borrower of any of its representations or warranties in this Agreement or any other Loan Document), and all reasonable outside attorneys' fees and disbursements and other costs and expenses actually incurred in connection therewith, or for recovery under directors' and officers' liability insurance policies maintained by the Borrower (as and when they are incurred and irrespective of whether suit is brought) (collectively the “Claims”), at any time asserted against, imposed upon, or incurred by any Credit Agreement Indemnified Party (i) in connection with or as a result of or related to the execution, delivery, enforcement, performance, or administration of this Agreement or any of the other Loan Documents or any collateral security in connection herewith, or the transactions contemplated hereby or thereby, including, without limitation, Claims in respect of any brokerage commissions or finders fees incurred by the Borrower in connection with obtaining financing, and (ii) with respect to any claim, investigation, litigation, or proceeding related to this Agreement or any of the other Loan Documents or any transaction in connection with any of the foregoing, or the use of the proceeds provided hereunder (irrespective of whether any Credit Agreement Indemnified Party is a party thereto), or any act, omission, event, or circumstance in any manner related thereto including, but not limited to, in connection with the enforcement of the indemnification obligations set forth herein (all the foregoing, collectively, the "Indemnified Amounts"). The foregoing to the contrary notwithstanding, the Borrower shall not have any obligation to any Credit Agreement Indemnified Party under this Section 11.01(a) (x) with respect to any Indemnified Amount that a court of competent jurisdiction finally determines in a non-appealable decision to have resulted from the gross negligence or willful misconduct of such Credit Agreement Indemnified Party or, with respect to subclause (ii) above, any such Person, (y)for actions between the Borrower or a Lender, where the Borrower is the prevailing party or (z)with respect to any Indemnified Amount that is asserted against, imposed upon, or incurred by a Lender in its separate capacity as a Member of the Borrower. This provision shall survive the Payment in Full of all Obligations of the Borrower and termination of this Agreement. If any Credit Agreement Indemnified Party makes any payment to any other Credit Agreement Indemnified Party with respect to an Indemnified Amount as to which the Borrower was required to indemnify the Credit Agreement Indemnified Party receiving such payment, the Credit Agreement Indemnified Party making such payment is entitled to be indemnified and reimbursed by the Borrower with respect thereto.

(b) THE INDEMNIFICATION PROVISIONS IN THIS ARTICLE XI SHALL BE ENFORCEABLE REGARDLESS OF WHETHER THE LIABILITY IS BASED UPON PAST, PRESENT OR FUTURE ACTS, CLAIMS OR LAWS (INCLUDING ANY PAST, PRESENT OR FUTURE BULK SALES LAW, ENVIRONMENTAL LAW, FRAUDULENT TRANSFER ACT, OCCUPATIONAL SAFETY AND HEALTH LAW OR PRODUCTS LIABILITY, SECURITIES OR OTHER LAW) AND REGARDLESS OF WHETHER ANY PERSON (INCLUDING THE PERSON FROM WHOM INDEMNIFICATION IS SOUGHT) ALLEGES OR PROVES THE SOLE, CONCURRENT, CONTRIBUTORY OR COMPARATIVE NEGLIGENCE OF THE PERSON SEEKING INDEMNIFICATION OR THE SOLE OR CONCURRENT STRICT LIABILITY IMPOSED UPON THE PERSON SEEKING INDEMNIFICATION.

Credit and Security Agreement

Section 11.02. Procedure; Notification. Each Credit Agreement Indemnified Party under this Article XI will, promptly after the receipt of notice of the commencement of any claim against such Credit Agreement Indemnified Party in respect of which indemnity may be sought from the Borrower under this Article XI, notify the Borrower in writing of the commencement thereof. The failure of any Credit Agreement Indemnified Party so to notify the Borrower of any such action shall not relieve the Borrower from any liability which it may have to such Credit Agreement Indemnified Party unless, and only to the extent that, such failure results in the Borrower's forfeiture of substantive rights or defenses. In case any such Claim shall be brought against any Credit Agreement Indemnified Party and it shall notify the Borrower of the commencement thereof, the Borrower shall be entitled to assume the defense thereof at their own expense, with counsel reasonably satisfactory to the Majority Holders; provided, however , that any Credit Agreement Indemnified Party may, at its own expense, retain separate counsel to participate in such defense. Notwithstanding the foregoing, in any Claim in which Borrower, on the one hand, and an Credit Agreement Indemnified Party, on the other hand, is, or is reasonably likely to become, a party, such Credit Agreement Indemnified Party shall have the right to employ separate counsel at the Borrower's expense and to control its own defense of such Claim if, in the reasonable opinion of counsel to such Credit Agreement Indemnified Party, a conflict or potential conflict exists between the Borrower, on the one hand, and such Credit Agreement Indemnified Party, on the other hand, that would make such separate representation advisable. The Borrower agrees that it will not, without the prior written consent of the Credit Agreement Indemnified Party, settle, compromise or consent to the entry of any judgment in any pending or threatened Claim relating to the matters contemplated hereby (if any Credit Agreement Indemnified Party is a party thereto or has been actually threatened to be made a party thereto) unless such settlement, compromise or consent includes an unconditional release of the Lender, and each other Credit Agreement Indemnified Party from all liability arising or that may arise out of such claim, action or proceeding. The Borrower shall not be liable for any settlement of any claim, action or proceeding instituted against a Credit Agreement Indemnified Party without its written consent, which consent shall not be unreasonably withheld or delayed. The rights accorded the Credit Agreement Indemnified Parties hereunder shall be in addition to any rights that any Credit Agreement Indemnified Party may have at common law, in equity, by separate agreement or otherwise.

ARTICLE XII
MISCELLANEOUS

Section 12.01.Amendments, Actions Under This Agreement, etc. No amendment, waiver, modification or supplement of any provision of this Agreement, nor consent to any departure by the Borrower therefrom (collectively, an “Amendment”), shall in any event be effective unless the same shall be in writing and signed by the Borrower and the Lender, and then such Amendment shall be effective only in the specific instance and for the specific purpose for which given.

Credit and Security Agreement

Section 12.02. Notices, etc.

(a) All notices and other communications provided for hereunder shall, unless otherwise stated herein, be either (i) in writing (including fax) and delivered by nationally recognized courier service, fax or otherwise or (ii) by electronic mail (if e-mail addresses are designated as provided below, provided that no notices required under the terms of Article II or Article VI of this Agreement may be sent by electronic mail), (A) as to the Borrower or Lender, at its address or fax number set forth under its name on the signature pages hereof, and (B) any other Person, at such other Person’s address or fax number as shall be designated by such Person in a written notice to the Lender.

(b) All such notices and communications shall (i) when faxed or sent by electronic mail, be effective when faxed or sent by electronic mail and when delivery is confirmed by the recipient verbally or in writing (including by return fax transmission or electronic mail), or (ii) when otherwise actually delivered to the recipient (as confirmed by a signed receipt); provided, however, that if sent by fax, sent by electronic mail or otherwise delivered on any day other than a Business Day, such notice or communication shall not be deemed to have been delivered until the next succeeding Business Day.

Section 12.03.No Waiver; Remedies. No failure on the part of the

Borrower, the Lender or any other Credit Agreement Indemnified Party to exercise, and no delay in exercising, any right hereunder or under any Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 12.04. Costs and Expenses.

(a) The Borrower agrees to pay from time to time immediately upon demand all reasonable out-of-pocket costs and expenses incurred by the Lender or any of its Affiliates, including the reasonable fees, charges and disbursements of counsel, in connection with the negotiation, preparation, execution, delivery, funding and administration of this Agreement and the other Transaction Documents or any amendments, modifications or waivers of the provisions hereof and thereof and the perfection or priority of any Lien granted pursuant to any security document. Such costs and expenses shall include, without limitation, all reasonable counsel's fees and disbursements of the Lender’s and its Affiliates’, due diligence, travel, syndication or other expenses, including distribution, rating agency, messenger, audit, insurance, search, filing and recording fees.

(b )If the Borrower fails to pay when due any costs, expenses or other amounts payable by it under any Loan Document, including, without limitation, fees and expenses of counsel and indemnities, but excluding scheduled principal and interest payments, such amount may be paid on behalf of the Borrower by the Lender, at its sole discretion.

Credit and Security Agreement

(c) The rights accorded the Credit Agreement Indemnified Parties hereunder shall be in addition to any rights that any Credit Agreement Indemnified Party may have at common law, in equity, by separate agreement or otherwise. This Section 12.04 shall survive the Payment in Full of the Obligations and the termination of this Agreement.

Section 12.05. Right of Set-off. Upon (a) the occurrence and during the continuance of any Event of Default and (b) the acceleration of the Obligations pursuant to Section 6.01, Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set-off and otherwise apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by Lender to or for the credit or the account of the Borrower against any and all of the Obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document and although such obligations may be unmatured. Lender agrees promptly to notify the Borrower after any such set-off and application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of Lender under this Section 12.05  are in addition to other rights and remedies (including, without limitation, other rights of set-off) that Lender may have.

Section 12.06. Severability The invalidity, illegality or unenforceability in any jurisdiction of any provision in or obligation under this Agreement or any other Loan Document shall not affect or impair the validity, legality or enforceability of the remaining provisions or obligations under this Agreement or any other Loan Document or of such provision or obligation in any other jurisdiction.Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower and the Lender and thereafter shall be binding upon and inure to the benefit of the Borrower, the Lender and their respective successors and assigns; provided, however, that the Borrower shall not have the right to assign its rights or obligations hereunder or any interest herein without the prior written consent of the Lender.

Section 12.08.Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York.

Section 12.09.Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement via fax or in “.pdf” format by electronic mail shall be binding, and as effective as delivery of a manually executed counterpart, and may be used as admissible evidence that the party so transmitting intends to be bound by the terms set forth herein.

Credit and Security Agreement

Section 12.10. Consent to Jurisdiction.

(a) The Borrower, on behalf of itself and its successors and assigns and inrespect of its property, hereby irrevocably agrees, to the fullest extent it may do so under law, in the event it files any action, one effect of which could be to halt, enjoin, impair or hinder the enforcement of the parties’ obligations hereunder or under the other Loan Documents, or any proceedings to enforce collection on those obligations, including, but not limited to, anyproceeding under the United States Bankruptcy Code, to file such action, and hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined, in the United States District Court for the Southern District of New York sitting in New York City or in such District’s Bankruptcy Court, as applicable, assuming venue in that District would be proper, or in the courts of the State of New York, First Department sitting in New York County. The Borrower, on behalf of itself and its successors and assigns, hereby irrevocably waives, to the fullest extent it may do so under law, the defense of an inconvenient forum to such action or proceeding. To the fullest extent permitted by applicable law, the Borrower, on behalf of itself and its successors and assigns, hereby irrevocably agrees to elect in favor of filing in or transferring to the United States District Court for the Southern District of New York, assuming that venue in such district would otherwise be proper, to the extent it has any control over the choice of a district for the filing or transfer of a case under the United States Bankruptcy Code for any of its Affiliates as debtor. The execution of this Agreement is expressly conditioned on the willingness and intention of the Borrower to enforce the provisions of this Section 12.10. In addition, the Borrower warrants that it is subject to no preexisting contractual obligations that would interfere with its adherence to the foregoing provisions of this Section 12.10 and additionally warrants that it will not enter into other agreements that in any way compromise its ability to adhere to these provisions without the express written consent of the Lender.

(b)Any legal action or proceeding with respect to this Agreement or any other Loan Document may be brought in the courts of the State of New York located in the County of New York or of the United States for the Southern District of New York, and, by execution and delivery of this Agreement, the Borrower hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. The Borrower hereby irrevocably appoints CT Corporation System, located at 111 Eighth Avenue, 13th Floor, New York, New York 10011, as its agent for service of process in respect of any such action or proceeding and further irrevocably consents to the service of process out of any of the aforementioned courts and in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the Borrower at its address for notices as set forth in Section 12.02 and to CT Corporation System, such service to become effective ten (10) days after such mailing. Nothing herein shall affect the right of the Lender to bring any legal action or proceeding with respect to this Agreement or any other Loan Document against the Borrower in the courts of any other jurisdiction. To the fullest extent permitted by applicable law, the Borrower hereby irrevocably waives any objection that it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement or any other Loan Document brought in the courts referred to in subsection (a) of this Section 12.10 and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

Section 12.11. Waiver of Jury Trial. THE BORROWER, THE AND THE LENDER EACH HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS, THE ADVANCES OR THE ACTIONS OF THE BORROWER, OR THE LENDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.

Credit and Security Agreement

Section 12.12. Confidentiality. All confidential or proprietary information provided by the Borrower to the Lenders and all information included in the analysis portion of an audit report shall be maintained in confidence by the Lender, shall not be disclosed by Lender to any third Person or used for any purpose, other than in connection with the transactions contemplated by this Agreement or the other Transaction Documents and shall be disclosed only on a need to know basis (except as otherwise provided below) to and only to (a) any Assignee, provided that each such Person agrees to be bound by confidentiality provisions substantially similar to those in this Section 12.12, (b) to such Lender’s Affiliates, (c) to their respective investment advisors, managed accounts, officers, directors, employees, accountants and outside counsel, (d) to any financial institution which may from time to time provide liquidity support, enhancement support or other credit support in connection with this Agreement, including any such financial institution that may be requested by the Lender to provide such support; provided that each such Person agrees to be bound by confidentiality provisions substantially similar to those in this Section 12.12, (e) with respect to any of the Persons described in clause (a), (b) or (d), to its investment advisors, managed accounts, officers, directors, employees, accountants and outside counsel, (f) to bank examiners, examiners from securities self-regulatory organizations and similar entities, (g) to any other Person to whom the Lender is required by law, regulation, decree or order to make such disclosure, provided, however, that, to the extent legally permitted, prior written notice of such disclosure shall be furnished to the Borrower as soon as practicable in order to afford the Borrower an opportunity to seek a protective order; it being understood and agreed that if the Borrower is unable to obtain or does not seek a protective order prior to such time that disclosure of such information is due from the disclosing party, the disclosure of such information as to which legal counsel has advised is legally required to be disclosed may be made, and, to the extent legally permitted, before any confidential information is provided to any third party under law, court order or similar process, the Lender shall notify the Borrower and cooperate in the Borrower’s reasonable efforts, if any, to maintain the confidentiality of such information; provided, further, that the Lender shall not be required to give any notice to the Borrower if they disclose information to governmental, administrative or regulatory or self-regulatory bodies having or claiming authority to regulate or oversee any aspect of the Lender’s business or that of its Affiliates, (g) in any legal action in connection with the enforcement hereof or any document, instrument or agreement related hereto, (h) to any Rating Agency rating the Loan or a portion thereof and to its officers, directors, employees, accountants, auditors and outside counsel, (i) to such other Persons as may be approved by the Borrower. The foregoing provisions shall not apply to any information, documents or portions thereof that (i) were of public knowledge or literature generally available to the public at the time of such disclosure, (ii) have become part of the public domain by publication or otherwise, other than as a result of the failure of the Lender, or any of its employees, directors, officers, advisors, accountants, auditors, or legal counsel to preserve the confidentiality thereof or (iii) was or becomes known to such recipient independently of the disclosure by the Borrower. The obligations of the Lender contained in this Section 12.12 shall be continuing and shall survive the termination of this Agreement.

Section 12.13. Patriot Act Notice. Lender hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow it to identify the Borrower in accordance with the Patriot Act. The Borrower shall provide such information and take such actions as are reasonably requested by the Lender in order to assist the Lender in maintaining compliance with the Patriot Act.

Credit and Security Agreement

Section 12.14. Registration .

(a) Borrower hereby acknowledges and makes the Note a registered obligation for United States withholding tax purposes. Lender, as Borrower’s non-fiduciary agent for this purpose, shall be the registrar for the Note (the “Registrar”) with full power of substitution. In the event the Registrar becomes unable or unwilling to act as registrar under this Agreement, Lender shall reasonably designate a successor Registrar or, in the event Lender does not designate a successor Registrar, then Borrower shall become the successor Registrar

(b) The Registrar shall maintain, or cause to be maintained, a register (the “Register”) for the recordation of the names and addresses of Lender and any Assignees of all or any portion of Lender’s interest in the Loan, and the principal amount of the Loan (and stated interest thereon) (the “Registered Loan”) held by Lender and each Assignee from time to time. Borrower, Lender and the Assignees shall treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by Borrower at any reasonable time and from time to time upon reasonable prior notice.

(c) A Registered Loan (and the registered note, if any, evidencing the same) may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register (and each registered note shall expressly so provide), which registration the Registrar shall effect immediately upon receipt of assignment documentation. Any assignment or sale of all or part of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by registration of such assignment or sale on the Register, or by the surrender of the registered note, if any, evidencing the same duly endorsed by (or accompanied by a written instrument of assignment or sale duly executed by) the holder of such registered note, whereupon, at the request of the designated assignee(s) or transferee(s), one or more new registered notes in the same aggregate principal amount shall be issued by Borrower to the designated assignee(s) or transferee(s). Prior to the registration of assignment or sale of any Registered Loan (and the registered note, if any, evidencing the same), Borrower shall treat the Person in whose name such Registered Loan (and the registered note, if any, evidencing the same) is registered as the owner thereof for the purpose of receiving all payments thereon and for all other purposes, notwithstanding notice to the contrary.

(d) If Lender sells participations, Lender shall maintain a register on which it enters the name and the address of each participant (“Participant”) and the principal amounts of each Participant’s participation interest in the Loan (or other rights or obligations) held by it (the “Participant Register”). The entries in the Participant Register shall be conclusive, absent manifest error, and Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation interest as the owner thereof for all purposes notwithstanding any notice to the contrary. In maintaining the Participant Register, Lender shall be acting as the non-fiduciary agent of the Borrower solely for purposes of applicable United States federal income tax law and undertakes no duty, responsibility or obligation to the Borrower (without limitation, in no event shall such Lender be a fiduciary of the Borrower forany purpose, except that such Lender shall maintain the Participant Register and, upon request by the Borrower, Lender shall show the Participant Register to the Borrower).

Credit and Security Agreement

(e) The Borrower agrees that each Assignee and Participant shall be entitled to the benefits of Section 2.06 and Section 2.09 to the same extent as if it were a Lender; provided that such Assignee or Participant complies with the provisions of Section 2.06 and Section 2.09 as if it were a Lender; provided, further, that an Assignee or Participant shall not be entitled to receive any greater benefit under Section 2.06 or Section 2.09 then the applicable Lender would have been entitled to receive with respect to the portion of the Loan assigned to such Assignee or participation sold to such Participant, unless the assignment to such Assignee or sale of the participation to such Participant is made with the Borrower’s prior written consent.

[SIGNATURE PAGES FOLLOW ON THE NEXT PAGE]

Credit and Security Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

MORGAN'S FOODS, INC., as Borrower

By:	/s/ James Liguori
Name: James Liguori
Title: President & Chief Operating Officer

Address:

Morgan's Foods, Inc.
4829 Galaxy Parkway, Suite S
Cleveland, OH 44122
Attention: Barton J. Craig, Esq.
Facsimile: (216) 359-2103

with a copy to:

Morgan's Foods, Inc.
4829 Galaxy Parkway, Suite S
Cleveland, OH 44122
Attention: James Liguori
Facsimile: (216) 359-2105

SIGNATURE PAGE 1 TO
CREDIT AND SECURITY AGREEMENT

FORTRESS CREDIT CORP., as Lender

By:	/s/ Constantine M. Dakolias
Name: Constantine M. Dakolias
Title: President

Address:

Fortress Credit Corp.
do Fortress Investment Group LLC Drawbridge Special Opportunities Fund 1345 Avenue of the Americas, 46th Floor New York, NY 10105
Fax No.: (646) 224-8716

Attn: Constantine M. Dakolias, President

With a copy to:

Fortress Investment Group LLC 10250 Constellation Boulevard

23rd Floor
Los Angeles, CA 90067
Fax No.: (310) 720-3031
Attn: Joshua Pack, Managing Director

And with a copy to:

Sidley Austin LLP
555 West Fifth Street
Los Angeles, CA 90013
Fax No.: (213) 896-6600
Attention: Marc I. Hayutin, Esq.

SIGNATURE PAGE 3 TO
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EXHIBIT B

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EXHIBIT C

FORM OF NOTE

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EXHIBIT D

FORM OF PLEDGE AGREEMENT

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EXHIBIT E

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EXHIBIT H

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EXHIBIT I

FORM OF SUBSIDIARIES PLEDGE AND SECURITY AGREEMENT

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EXHIBIT J-1

FORM OF SECTION 5.03(d) COMPLIANCE CERTIFICATE

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EXHIBIT N

FORM OF SECURITY AMENDMENT

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EXHIBIT O

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EXHIBIT P

FORM OF SOLVENCY CERTIFICATE

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EXHIBIT Q

FORM OF BORROWER PROXY AGREEMENT

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EXHIBIT R

FORM OF ACCOUNT CONTROL AGREEMENT

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SCHEDULE 1

NON-OPERATING PROPERTIES AND PROPERTIES TO BE RELOCATED

NON-OPERATING PROPERTIES

Loc #	Name	Address	L#

011	South Ave.	2705 South Ave., Youngstown, OH 44502	L125-002

013	Campbell	1990 McCartney Rd., Youngstown, OH 44505	L125-083

019	Rochester	102 Madison Ave., Rochester, PA 15074	L125-011

037	Conneaut Lake	360 Water Street, Conneaut Lake, PA 16316	L125-140

039	Warren	1200 Pennsylvania Ave. East, Warren, PA 16365	L125-145

070	Penn Ave.	5501 Penn Avenue, Pittsburgh, PA 15206	L125-151

090	Jamestown	522 E. Second St., Jamestown, NY 14701	L125-146

	Granite City Office	1512 Johnson Rd., Granite City, IL 62040

010	West Market	855 West Market, Warren, OH 44481	L125-010

022	New Kensington	745 Fourth St., New Kensington 15068	L125-001

PROPERTIES TO BE RELOCATED

Loc #	Name	Address	L#

012	Belpre	2500 Washington Blvd., Belpre, OH 45714	L125-172

052	Bethel Park	1031 Paxton Dr., Bethel Park, PA 15102	L125-190

060	Bridgeville	1098-A Washington Ave., Bridgeville, PA 15017	L125-152

331	Ballwin	15493 Manchester Rd., Ballwin, MO 63011	L125-187

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SCHEDULE 2

FRANCHISE AGREEMENTS

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SCHEDULE 3

COPYRIGHTS, TRADEMARKS AND PATENTS
NONE.

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SCHEDULE 4

[INTENTIONALLY OMITTED]

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SCHEDULE 5

CLOSING STATEMENT

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SCHEDULE 6

LITIGATION AND CONTINGENT OBLIGATIONS

1. LITIGATION:

The Pending Outstanding Litigation in which the Borrower is Engaged:

A.	Cathy Dear vs. Morgan’s Foods, Inc., Case No. GD05-019850, Common Pleas Court of Allegheny County, Pennsylvania. Employee Lawsuit.

B.	Michael Franklin vs. Morgan’s Foods, Inc., Case No. 11L137, Circuit Court for the Fourth Judicial Circuit, Madison, Illinois. Employee Lawsuit.

C.
Ford vs. Morgan’s Foods, Inc., Circuit Court of St. Louis City, Missouri, Case No. 1122- CC02254. This is an alleged slip and fall customer tort action relating to restaurant #305 which arose in July 2007. In 2007 Morgan’s Foods, Inc.’s general liability carrier Liberty Mutual – according to Liberty Mutual’s records – showed that this matter had been closed. Morgan’s Foods has no record of having been served with legal process in connection with this matter. As a customer tort claim this matter – if it were to reopen into active litigation is fully insured, without a deductible, under Morgan’s Foods, Inc.’s general liability policy.

SCHEDULE 6 TO
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SCHEDULE 7

BORROWER CORPORATE INFORMATION

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SCHEDULE 8

BORROWER AND AFFILIATES
ORGANIZATIONAL STRUCTURE

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SCHEDULE 9

JOINT VENTURES AND PARTNERSHIPS

NONE.

SCHEDULE 9 TO
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SCHEDULE 10

INDEBTEDNESS AND LIENS

1. [$178,000 Equipment Lease]1

1 Subject to Borrower’s providing documentation and confirming it is secured by the equipment and no other collateral.

SCHEDULE 10 TO
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SCHEDULE 11

ENVIRONMENTAL MATTERS

NONE.

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SCHEDULE 12

AFFILIATE TRANSACTIONS

NONE.

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SCHEDULE 13

LABOR MATTERS

NONE.

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SCHEDULE 14

[INTENTIONALLY OMITTED]

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SCHEDULE 15

REAL PROPERTY AND LEASES

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SCHEDULE 16

DEPOSIT ACCOUNTS AND SECURITIES ACCOUNTS

SCHEDULE 16 TO
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SCHEDULE 17

MATERIAL CONTRACTS

SCHEDULE 17 TO
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SCHEDULE 18

FINANCIAL STATEMENTS

SCHEDULE 18 TO
CREDIT AND SECURITY AGREEMENT

See attached Morgan’s Foods, Inc. Form 10-Q for the quarterly period ended August 15, 2011.

SCHEDULE 18 TO
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SCHEDULE 19

COLLATERAL LOCATIONS

SCHEDULE 19 TO
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SCHEDULE 20

SCHEDULED WORK

Store #	Required Capital Expenditures for Remodels
051	Remodel KFC Series 38 image facility to current KFC image (Vision or Vision 2020) which includes exterior, dining room and signage, estimated at $350,000
053	Remodel KFC Series 38 image facility to current KFC image (Vision or Vision 2020) which includes exterior, dining room and signage, estimated at $350,000
055	Remodel KFC Series 38 image facility to current KFC image (Vision or Vision 2020) which includes exterior, dining room and signage, estimated at $350,000
061	Remodel KFC Series 38 image facility to current KFC image (Vision or Vision 2020) which includes exterior, dining room and signage, estimated at $350,000

SCHEDULE 20 TO
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SCHEDULE 21

COMMERCIAL TORT CLAIMS

NONE.

SCHEDULE 21 TO
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SCHEDULE 22

[INTENTIONALLY OMITTED]

SCHEDULE 22 TO
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SCHEDULE 23

LETTER-OF-CREDIT RIGHTS,
CHATTEL PAPER AND EQUIPMENT

NONE.

SCHEDULE 22 TO
CREDIT AND SECURITY AGREEMENT

FIRST AMENDMENT TO LOAN DOCUMENTS

THIS FIRST AMENDMENT TO LOAN DOCUMENTS ("Amendment"), effective as of December 14, 2011 (the "Effective Date"), is entered into by and among MORGAN'S FOODS, INC., an Ohio corporation ("Borrower"), MORGAN'S RESTAURANT PROPERTIES, INC., an Ohio corporation ("Morgan's Properties"), MORGAN'S FOODS OF MISSOURI, INC., a Missouri corporation ("Morgan's Properties"), MORGAN'S RESTAURANTS OF NEW YORK, INC., a New York corporation (the "Morgan's New York"), MORGAN'S RESTAURANTS OF OHIO, INC., an Ohio corporation (the "Morgan's Ohio"), MORGAN'S RESTAURANTS OF PENNSYLVANIA, Inc., a Pennsylvania corporation (the "Morgan's Pennsylvania"), MORGAN'S TACOS OF PENNSYLVANIA, INC., a Pennsylvania corporation (the "Morgan's Tacos"), and MORGAN'S RESTAURANTS OF WEST VIRGINIA, INC., a West Virginia corporation ("Morgan's West Virginia" and together with Morgan's Properties, Morgan's New York, Morgan's Ohio, Morgan's Pennsylvania, and Morgan's Taco's, collectively, the "Borrower Subsidiaries"; Borrower Subsidiaries together with Borrower may hereinafter be referred to collectively as the "Borrower Parties"), FORTRESS CREDIT OPPORTUNITIES I LP, a Delaware limited partnership ("FCOI") and FORTRESS CREDIT FUNDING III LP, a Delaware limited partnership ("FCFIII") together with FCOI, "Lender").

RECITALS

A. Fortress Credit Corp., a Delaware corporation ("Original Lender") and Borrower entered into that certain Credit and Security Agreement, dated December 9, 2011 (the "Original Credit Agreement"), pursuant to which Original Lender made a loan (the "Original Loan") to Borrower in the principal amount of Seven Million Five Hundred Thousand Dollars ($7,500,000). Original Lender subsequently assigned 50% of the Original Loan to FCOI and 50% of the Original Loan to FCFIII. Any capitalized term used herein but not defined herein shall have the meaning set forth in the Original Credit Agreement.

B. Pursuant to that certain Subsidiaries Pledge and Security Agreement (the "Original Subsidiaries Pledge"), dated as of December 9, 2011 made by Borrower Subsidiaries, in favor of Lender, Borrower Subsidiaries have made certain pledges and guarantees in favor of Lender.

C. Borrower has requested an increase in the Original Loan Amount, and the parties hereto wish to amend and modify certain provisions of the Loan Documents, all as more particularly described herein.

NOW THEREFORE, in consideration of the foregoing Recitals, the covenants and agreements contained herein, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, Borrowers and Lenders hereby agree as follows:

Amendment to Loan Documents - Morgan's

AGREEMENT

1. Loan Document Amendments.

a. Loan. Section 2.01 of the Original Credit Agreement is hereby amended and restated to read in its entirety as follows:

"Section 2.01 The Loan. Lender agrees, on the terms and conditions hereinafter set forth, to make a single, non-recurring term loan advance to the Borrower on the Closing Date in the original principal amount of $8,250,000 (the "Loan"). No repayment or prepayment of the Loan may be reborrowed by the Borrower."

b. Principal Payments. The third sentence of Section 2.08(b) of the Original Credit Agreement is hereby amended and restated to read in its entirety as follows:

"In addition to payments of interest as required herein, Borrower shall repay principal to Lender monthly in an amount equal to $68,750 commencing on the Payment Date in the thirteenth full calendar month after the Closing Date, and continuing on each Payment Date thereafter until the Maturity Date."

c. Leverage Ratio. Section 5.02(g)(i) of the Original Credit Agreement is hereby amended and restated to read in its entirety as follows:

"(i)            Leverage Ratio. A Funded Debt to EBITDA Ratio, measured on a Fiscal Quarter-
end basis, of less than or equal to the required applicable ratio set forth in the following table for the period of twelve (12) consecutive months ending on the date of such Fiscal Quarter end set forth opposite thereto:

Applicable Ratio	Applicable Fiscal Quarter End
2.75:1.00	February 26, 2012
2.75:1.00	May 20, 2012
2.75:1.00	August 12, 2012
2.75:1.00	November 4, 2012
2.50:1.00	March 3, 2013
2.50:1.00	May 26, 2013
2.50:1.00	August 18, 2013
2.50:1.00	November 10, 2013
2.20:1.00	March 2, 2014
2.20:1.00	May 25, 2014
2.20:1.00	August 17, 2014
2.20:1.00	November 9, 2014
1.65:1.00	March 1, 2015
1.65:1.00	May 24, 2015
1.65:1.00	August 16, 2015
1.65:1.00	November 8, 2015
1.40:1.00	February 28, 2016
1.40:1.00	May 22, 2016
1.40:1.00	August 14, 2016
1.40:1.00	November 6, 2016"

Amendment to Loan Documents - Morgan's

d. Fixed Charge Coverage Ratio. Section 5.02(g)(iii) of the Original Credit Agreement is hereby amended and restated to read in its entirety as follows:

"(iii) Fixed Charge Coverage Ratio. A Fixed Charge Coverage Ratio, measured on a Fiscal Quarter-end basis, of at least the required applicable ratio set forth in the following table for the period of twelve (12) consecutive months ending on the date of such Fiscal Quarter end set forth opposite thereto:

Applicable Ratio	Applicable Fiscal Quarter End
1.15:1.00	February 26, 2012
1.35:1.00	May 20, 2012
1.60:1.00	August 12, 2012
1.60:1.00	November 4, 2012
1.80:1.00	March 3, 2013
1.80:1.00	May 26, 2013
1.80:1.00	August 18, 2013
1.80:1.00	November 10, 2013
2.25:1.00	March 2, 2014
2.25:1.00	May 25, 2014
2.25:1.00	August 17, 2014
2.25:1.00	November 9, 2014
2.75:1.00	March 1, 2015
2.75:1.00	May 24, 2015
2.75:1.00	August 16, 2015
2.75:1.00	November 8, 2015
3.20:1.00	February 28, 2016
3.20:1.00	May 22, 2016
3.20:1.00	August 14, 2016
3.20:1.00	November 6, 2016"

e. Minimum Liquidity. Section 5.02(g)(iv) of the Original Credit Agreement is hereby amended and restated to read in its entirety as follows:

"(iv) Minimum Liquidity. From and after sixty (60) days after the date hereof, unrestricted cash as of the end of any accounting period of at least $1,500,000."

f. General Provisions.

i. All references to the "Lender" in the Loan Documents shall mean the Lender as defined in this Amendment.

ii. All references to the "Loan" in the Loan Documents shall mean the Original Loan as modified by this Amendment.

Amendment to Loan Documents - Morgan's

iii. All references to the "Credit Agreement" in the Loan Documents shall mean the Original Credit Agreement as modified by this Amendment.

iv. All references to the "Loan Documents" in the Loan Documents shall mean the Loan Documents as modified by this Amendment.

2. Representation and Warranties. Borrower Parties hereby represent and warrant to Lenders that, as of the date hereof:

a. All of the representations and warranties of Borrower Parties contained in this Amendment, the Original Credit Agreement, as modified by this Amendment, and the other Loan Documents are true and correct in all material respects on and as of the date hereof, as though made on and as of such date, unless and to the extent such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date.

b. Each Borrower Party has the requisite corporate power and authority to execute, deliver and perform this Amendment and to perform their obligations under the Loan Documents. The execution and delivery of this Amendment by Borrower parties, the performance by Borrowers Parties of their obligations hereunder, and the consummation of the transactions contemplated hereby, have been duly approved by all necessary corporate action. This Amendment has been duly executed and delivered by Borrower Parties. This Amendment constitutes the legal, valid and binding obligation of Borrower Parties, enforceable against Borrower Parties in accordance with its terms.

c. All of Borrower Parties' representations and warranties contained in this Amendment shall survive the execution, delivery and acceptance of this Amendment by the parties hereto.

d. The Loan Documents are all in full force and effect and there are no claims, counterclaims, offsets, defenses, Events of Default, or events which, with the passage of time or the delivery of notice or both, would constitute an Event of Default, with respect to the Loan Documents.

3.Supremacy of this Amendment; Status of Credit Agreement, and Other Loan Documents, Mutual Acknowledgements.

a. Each reference in the Original Credit Agreement to "this Agreement", "hereunder", "hereof' or words of like import, shall mean and be a reference to the Original Credit Agreement as amended and supplemented by this Amendment.

b. Except to the extent specifically provided herein, the respective provisions of the Credit Agreement and the other Loan Documents shall not be amended, modified, waived, impaired or otherwise affected hereby, and such documents and the obligations under each of them are hereby ratified and confirmed as being in full force and effect. In the event of any inconsistency between the provisions of the Original Credit Agreement, this Amendment, and the other Loan Documents, the terms of this Amendment shall control.

Amendment to Loan Documents - Morgan's

4. Conditions Precedent to Effectiveness. This Amendment shall be effective as of the Effective Date on the date when the following conditions precedent have been satisfied:

a. This Amendment shall have been executed and delivered by Borrower Parties and Lender.

b. Borrower shall have delivered to Lender the amounts due to Lender pursuant to Section 5 below.

c. Borrower Parties shall deliver to Lender copies of all resolutions or written consents necessary to authorize and direct Borrowers' execution and delivery of this Amendment.

d. Lender acknowledges and agrees that all of the conditions described in the foregoing provisions of this Section 4 are deemed satisfied upon Lender's delivery to Borrower of an original or a copy of this Amendment executed by Lender.

5. Expenses. All costs, fees and expenses relating to or in connection with this Amendment (including, without limitation, all reasonable attorneys' fees and costs) shall be paid solely by Borrower.

6. Miscellaneous. This Amendment shall constitute a "Loan Document" within the meaning ascribed to such term in the Original Credit Agreement, and a default hereunder, to the extent such default remains uncured after the expiration of the longest applicable grace, notice or cure period, shall constitute an Event of Default under the Original Credit Agreement. The section and subsection titles contained in this Amendment are included for the sake of convenience only, and shall not affect the meaning or interpretation of this Amendment, the Original Credit Agreement, any other Loan Documents, or any provisions hereof or thereof.

7. Governing Law. This Amendment shall be interpreted and enforced according to the laws of the State of New York.

8. Entire Agreement. This Amendment and the other Loan Documents shall be the whole and only agreement between the parties hereto with regard to the matters set forth herein and therein.

9. Full Force and Effect. As amended hereby, the Loan Documents shall continue in full force and effect.

10. Execution in Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

11.Binding on Successors. The Amendment inures to the benefit of and is binding on the parties hereto and their respective successors and assigns in accordance with the Credit Agreement.

[NO FURTHER TEXT ON THIS PAGE]

Amendment to Loan Documents - Morgan's

IN WITNESS WHEREOF, the undersigned have caused the execution and delivery of this Amendment as of the date first written above.

BORROWER:

MORGAN'S FOODS, INC.,
an Ohio corporation

By: [signature]
Name: KENNETH L. HIGNETT
Title: SR. V.P. CFO + SEC'Y.

BORROWER SUBSIDIARIES:

Morgan's Restaurant Properties, Inc.,
an Ohio corporation

By: [signature]
Name: KENNETH L. HIGNETT
Title: SR. V.P. CFO + SEC'Y.

Morgan's Foods of Missouri, Inc.,
a Missouri corporation

By: [signature]
Name: KENNETH L. HIGNETT
Title: SR. V.P. CFO + SEC'Y.

Morgan's Restaurants of Ohio, Inc.,
an Ohio corporation

By: [signature]
Name: KENNETH L. HIGNETT
Title: SR. V.P. CFO + SEC'Y.

First Amendment to Loan Documents – Morgan's
Signature Page - 1

LA1 2342635

By: [signature]
Name: KENNETH L. HIGNETT
Title: SR. VP. CFO + SEC'Y.

Morgan's Restaurants of Pennsylvania, Inc.,
a Pennsylvania corporation

By: [signature]
Name: KENNETH L. HIGNETT
Title: SR. VP. CFO + SEC'Y.

Morgan's Tacos of Pennsylvania, Inc.,
a Pennsylvania corporation

By: [signature]
Name: KENNETH L. HIGNETT
Title: SR. VP. CFO + SEC'Y.

By: [signature]
Name: KENNETH L. HIGNETT
Title: SR. VP. CFO + SEC'Y.

First Amendment to Loan Documents – Morgan's
Signature Page - 2

LA1 2342635

LENDER:

FORTRESS CREDIT OPPORTUNITIES I LP,
a Delaware limited partnership

By: Fortress Credit Opportunities I GP LLC,
its general partner

By: ______________________________
Name: Constantine M. Dakolias
Title: President

FORTRESS CREDIT FUNDING III LP,
a Delaware limited partnership

By: Fortress Credit Funding III GP LLC,
its general partner

By: ______________________________
Name: Constantine M. Dakolias
Title: President

First Amendment to Loan Documents – Morgan's
Signature Page - 3

LA1 2342635